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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HANGER ORTHOPEDIC GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 HANGER ORTHOPEDIC GROUP, INC.

10910 Domain Drive, Suite 300
Austin, Texas 78758

April     , 2012

Dear Stockholder:

        We are pleased to invite you to attend the Annual Meeting of Stockholders of Hanger Orthopedic Group, Inc. (the "Company"). It will be held on Thursday, May 10, 2012, at 9:00 a.m. local time, at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas. The primary business of the meeting will be to:

  •
  elect nine directors;

  •
  approve, by stockholder advisory vote, the compensation of our named executive officers as disclosed in the accompanying proxy statement;

  •
  approve an amendment to our Amended and Restated Certificate of Incorporation, changing the Company's name to "Hanger, Inc.";

  •
  ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2012; and

  •
  transact such other business as may properly come before the meeting.

        A Notice of the Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote your proxy electronically via the Internet or telephone, or sign and date the enclosed proxy card and mail it promptly in the return addressed, postage prepaid envelope provided for your convenience.

                      Sincerely,

                      Thomas F. Kirk
                      Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, INTERNET OR MAIL. IT IS THE RECOMMENDATION OF OUR BOARD OF DIRECTORS THAT STOCKHOLDERS VOTE FOR THE PERSONS OUR BOARD OF DIRECTORS HAS NOMINATED TO SERVE AS DIRECTORS.

HANGER ORTHOPEDIC GROUP, INC.

10910 Domain Drive, Suite 300
Austin, Texas 78758

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        Notice is hereby given that the Annual Meeting of Stockholders of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the "Company"), will be held at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas on Thursday, May 10, 2012, at 9:00 a.m. local time, for the following purposes:

  1.
  to elect nine persons to serve as directors of our Company;

  2.
  to approve, by stockholder advisory vote, the compensation of our named executive officers as disclosed in the accompanying proxy statement;

  3.
  to approve an amendment to our Amended and Restated Certificate of Incorporation, changing the Company's name to "Hanger, Inc.";

  4.
  to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2012; and

  5.
  to transact such other business as may properly come before the meeting.

        Only stockholders of record at the close of business on March 15, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

                      By order of the Board of Directors,

                      George E. McHenry
                      Chief Financial Officer and Secretary

April     , 2012

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to be Held on May 10, 2012: The Company's Proxy Statement and 2011 Annual Report to Stockholders are available at http://www.hanger.com/AboutUs/Pages/ShareholdersMeeting.aspx

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL AS PROMPTLY AS POSSIBLE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

 HANGER ORTHOPEDIC GROUP, INC.

10910 Domain Drive, Suite 300
Austin, Texas 78758

PROXY STATEMENT

GENERAL

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (our "Board of Directors") of Hanger Orthopedic Group, Inc., a Delaware corporation ("Hanger" or the "Company"), of proxies of stockholders to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas at 9:00 a.m., local time, on Thursday, May 10, 2012, and any and all adjournments thereof (the "Annual Meeting").

        Any stockholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving notice to the Secretary of our Company.

        This Proxy Statement and the accompanying proxy are being mailed or given on or about April             , 2012, to stockholders of record of our Company on March 15, 2012.

        If you would like to obtain directions to attend the Annual Meeting of Stockholders, please contact Thomas C. Hofmeister at (512) 777-3610.

VOTING SECURITIES

Voting at the Annual Meeting

        Only stockholders of record at the close of business on March 15, 2012 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. If you are a holder of record of the common stock of our Company, par value $.01 per share ("Common Stock") at the close of business on the Record Date, you are entitled to one vote for each share of our Common Stock you hold. As of the Record Date, there were [                ](1) shares of Common Stock outstanding.

        Shares of Common Stock represented by proxy at the Annual Meeting will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nine nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the advisory vote on the compensation of our named executive officers; (3) FOR the proposed amendment to our Amended and Restated Certificate of Incorporation changing the Company's name to "Hanger, Inc."; (4) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for the fiscal year ending December 31, 2012; and (5) in their discretion, with respect to such other business as may properly come before the meeting.

        To vote your proxy by mail, mark your vote on the enclosed proxy card; then follow the directions on the card. To vote your proxy using the Internet or by telephone, see the instructions on the enclosed proxy card. Your shares will be voted according to your directions. If you do not mark any selections, your shares will be voted as recommended by our Board of Directors.

        The cost of soliciting proxies will be borne by our Company. We may engage a proxy solicitation firm to help us solicit proxies at a cost to our Company not to exceed $12,500. Proxies may also be solicited by directors, officers or regular employees of our Company in person or by telephone.

Required Vote

        Proposal 1:    Directors are elected by a plurality of the votes cast at our Annual Meeting. To be elected by a "plurality" of the votes cast means that the individuals who receive the largest number of

        (1)   The Record Date share data and corresponding percentages that are referenced throughout this preliminary proxy statement will be completed in the filing of the definitive proxy statement.

votes are elected as directors. Therefore, any shares not voted, whether by an indication telephonically, via the Internet or on the proxy card that you wish to "withhold authority," by a broker non-vote (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors) or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Brokers may not vote uninstructed shares for this proposal.

        Proposal 2:    The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve by advisory vote the compensation of our named executive officers. Because this vote is advisory, the results of the vote are not binding on our Board of Directors or our Compensation Committee. However, if there is a significant vote against the compensation of our named executive officers, our Board of Directors and our Compensation Committee will carefully evaluate whether any actions are necessary to address those concerns. Brokers may not vote uninstructed shares for this proposal. Abstentions and broker non-votes will have the effect of votes against this proposal.

        Proposal 3:    The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the proposed amendment to our Amended and Restated Certificate of Incorporation, changing the Company's name to "Hanger, Inc." Brokers may not vote uninstructed shares for this proposal. Abstentions and broker non-votes will have the effect of votes against this proposal.

        Proposal 4:    The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP as our Company's independent auditors for the fiscal year ending December 31, 2012. Brokers may vote uninstructed shares for this proposal as it is considered to be a "routine" proposal. Abstentions will have the effect of votes against this proposal.

        A quorum of stockholders is necessary to take action at our Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum of stockholders at our Annual Meeting. Votes cast by proxy or in person at our Annual Meeting will be tabulated by the inspector of election appointed for our Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will count toward the quorum requirement.

 PROPOSAL ONE—ELECTION OF DIRECTORS

        Our Board of Directors currently consists of nine members. Nine directors are to be elected at our Company's Annual Meeting of Stockholders, each to serve for one year or until his or her successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the nine persons named below, all of whom currently are directors of our Company. We do not contemplate that any of the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees for election at the Annual Meeting as of the Record Date.

Name	Position with our Company	Age	Became Director
Ivan R. Sabel, CPO	Chairman of the Board and Director	67	1986
Thomas F. Kirk	Chief Executive Officer and Director	66	2002
Thomas P. Cooper, M.D.	Director	68	1991
Cynthia L. Feldmann	Director	59	2003
Eric A. Green	Director	50	2001
Stephen E. Hare	Director	58	2010
Isaac Kaufman	Director	65	2005
Peter J. Neff	Director	73	2009
Patricia B. Shrader	Director	61	2011

        Ivan R. Sabel, CPO has served as our non-executive Chairman of the Board of Directors since July 2010. Mr. Sabel was our executive Chairman of the Board of Directors from August 1995 through June 2010, was our Chief Executive Officer from August 1995 to February 2008 and was our President from November 1987 to January 2002. Mr. Sabel also served as our Chief Operating Officer from November 1987 until August 1995. Prior to that time, Mr. Sabel had been Vice President, Corporate Development from September 1986 to November 1987. Mr. Sabel was the founder, owner and President of Capital Orthopedics, Inc. from 1968 until that company was acquired by Hanger in 1986. Mr. Sabel is a Certified Prosthetist and Orthotist ("CPO"), a former clinical instructor in orthopedics at the Georgetown University Medical School in Washington, D.C., a member of the Government Relations Committee of the American Orthotic and Prosthetic Association ("AOPA"), a former Chairman of the National Commission for Health Certifying Agencies, a former member of the Strategic Planning Committee, a current member of the U.S. Veterans Administration Affairs Committee of AOPA and a former President of the American Board for Certification in Orthotics and Prosthetics. Mr. Sabel holds a B.S. in Prosthetics and Orthotics from New York University. Mr. Sabel's broad experience as our former Chief Executive Officer and as architect of the roll-up strategy that created our Company (the roll-up of the fragmented orthotics and prosthetics services market), as well as his expertise as a certified prosthetist and orthotist, led to the conclusion he should serve as a director of our Company.

        Thomas F. Kirk has been our Chief Executive Officer since March 2008 and served as our President from January 2002 to September 2011. Mr. Kirk also served as our Chief Operating Officer from January 2002 to February 2008. From September 1998 to January 2002, Mr. Kirk was a principal with AlixPartners, LLC (formerly Jay Alix & Associates, Inc.), a management consulting company retained by Hanger to facilitate its reengineering process. From May 1997 to August 1998, Mr. Kirk served as Vice President, Planning, Development and Quality for FPL Group, a full service energy provider located in Florida. From April 1996 to April 1997, he served as Vice President and Chief Financial Officer for Quaker Chemical Corporation in Pennsylvania. From December 1987 to March 1996, he held several positions and most recently served as Senior Vice President and Chief Financial Officer for Rhone Poulenc, S.A. in Princeton, New Jersey and Paris, France. From March 1977 to November 1988, he was employed by St. Joe Minerals Corp., a division of Fluor Corporation. Prior to this, he held positions in sales, commercial development, and engineering with Koppers Co., Inc. Mr. Kirk holds a Ph.D. degree in strategic planning/marketing, and an M.B.A. degree in finance from the University of Pittsburgh. He also holds a Bachelor of Science degree in mechanical engineering from Carnegie Mellon University. He is a registered professional engineer and a member of the Financial Executives Institute. Mr. Kirk's service as our Chief Executive Officer, extensive knowledge of our Company, and diverse experience in leading management teams in finance, strategic planning and business development, led to the conclusion he should serve as a director of our Company.

        Thomas P. Cooper, M.D.    serves as our lead independent director. He is a partner of Aperture Venture Partners, a venture capital firm. He is the Chairman of the Board of VeriCare Management Inc., a member of the boards of Kindred Healthcare, Inc. and IPC The Hospitalist Company, Inc., and served as an Adjunct Professor at the Columbia University School of Business. From 1991 to 2006, Dr. Cooper was the Chief Executive Officer of VeriCare Management, Inc., which provides mental health services to patients in long-term care facilities. From May 1989 to January 1997, Dr. Cooper served as the President and Chief Executive Officer of Mobilex U.S.A., a provider of mobile diagnostic services to long-term care facilities. Dr. Cooper was the founder of Spectrum Emergency Care, a provider of emergency physicians to hospitals, and Correctional Medical Systems, a provider of health services to correctional facilities. Dr. Cooper's background as a medical doctor, his extensive experience in healthcare management, venture capital and leading start-up companies, and his knowledge of our Company as our longest serving independent director, led to the conclusion he should serve as a director of our Company.

        Cynthia L. Feldmann, retired CPA, currently serves as member of the board and chairs the audit committee of STERIS Corporation, a company engaged in the development, manufacture and marketing of sterilization and decontamination equipment, consumables and services for healthcare, scientific, research, industrial and governmental customers throughout the world. Ms. Feldman also serves as a member of the board and chairs the audit committee of HeartWare International, Inc. (Nasdaq: HTWR), a medical device company engaged in the development of devices intended to treat advanced heart failure. Ms. Feldmann also recently joined the board and serves as the chair of the audit and compliance committee of Atrius Health, a non-profit organization comprised of six leading Boston Area physician groups representing more than 1,000 physicians serving nearly 1 million adult and pediatric patients. Ms. Feldmann was also a member of the board of Hayes Lemmerz International Inc., a worldwide producer of aluminum and steel wheels for passenger cars, trucks and trailers and a supplier of brakes and powertrain components from 2006 to 2009. Previously, Ms. Feldmann served as Business Development Officer at Palmer & Dodge LLP, a Boston based law firm, with a specialty in serving life sciences companies. From 1994-2002, she was a Partner at KPMG LLP, holding various leadership roles in the firm's Medical Technology and Health Care & Life Sciences industry groups. Ms. Feldmann also was National Partner-in-Charge of Coopers & Lybrand's Life Sciences practice from 1989-1994, among other leadership positions she held during her 19-year career there. Ms. Feldmann was a founding board member of Mass Medic, a Massachusetts trade association for medical technology companies, where she also served as treasurer and as a member of the board's Executive Committee during her tenure from 1997-2001. Ms. Feldmann's extensive expertise in auditing and accounting, particularly her experience in the health care and life sciences industries, led to the conclusion she should serve as a director of our Company.

        Eric A. Green is a Managing Director of Cyrus Capital Partners. He previously was a co-founder and managing partner of Castle Hill Investment Management, a New York based alternative investment firm. Previously, Mr. Green was a Senior Partner of FriedbergMilstein, where he was responsible for structured investments, including mezzanine and growth equity transactions. Previously, he was a Partner Group Head and Managing Director of J.P. Morgan Partners, responsible for mezzanine/growth equity and structured investments. Prior thereto, he was a Managing Director in the Merchant Banking Group at BNP Paribas, where he was responsible for mezzanine, growth equity and structured investments. Previously, Mr. Green held corporate planning and other financial positions at GE Capital and GE Company. Mr. Green has served on numerous public and private company boards of directors. Mr. Green's extensive background and broad experience in capital markets, and his expertise in current conditions and trends in corporate finance and structured investments, led to the conclusion he should serve as a director of our Company.

        Stephen E. Hare has been Senior Vice President and Chief Financial Officer of The Wendy's Company since July 2011, and prior to that served as Senior Vice President and Chief Financial Officer of Wendy's/Arby's Group, Inc. since 2008. Mr. Hare served as Senior Vice President and Chief Financial Officer of Triarc Companies, Inc. from 2007 to the 2008 merger of Triarc and Wendy's in 2008, and as Chief Financial Officer of Arby's Restaurant Group, Inc. from 2006 until July 2011. Previously, Mr. Hare served as Executive Vice President of Cadmus Communications Corporation and as the President of Publisher Services Group, a division of Cadmus, from 2003 to 2006. Mr. Hare served as Executive Vice President and Chief Financial Officer of Cadmus from 2001 to 2003. From 1996 to 2001, Mr. Hare was Executive Vice President and Chief Financial Officer of AMF Bowling Worldwide, where he was also a member of the board of directors. From 1990 to 1996, Mr. Hare was Senior Vice President and Chief Financial Officer of James River Corporation. Mr. Hare was also a member of the board of directors of Pasta Pomodoro, Inc., the operator of Pasta Pomodoro restaurants, from 2008 to 2009, and was a member of the board of directors and Chair of the Audit Committee of Wolverine Tube Inc. from 2005 to 2007. Mr. Hare's accounting and auditing expertise, including his experience as Chief Financial Officer of large, public companies, as well as his extensive experience in distributed retailing business models, led to the conclusion he should serve as a director of our Company.

        Isaac Kaufman has served as the Senior Vice President and Chief Financial Officer of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center, since September 1998. Mr. Kaufman also serves as a director and as chairperson of the audit committee of the board of directors of Kindred Healthcare, Inc., a healthcare services company that through its subsidiaries, operates hospitals, nursing centers and a contract rehabilitation services business across the United States, and as a director and as chairperson of the audit committee of TransWorld Entertainment Corporation, a leading specialty retailer of music, video and entertainment products. Mr. Kaufman holds a Bachelor of Science degree in accounting and finance from the University of Maryland and is a certified public accountant. Mr. Kaufman's accounting and auditing expertise, including his experience as the chairperson of the audit committee of Kindred Healthcare, as well as his experience in specialty retailing, particularly in distributed retailing business models, and his background in healthcare services companies, led to the conclusion he should service as a director of our Company.

        Peter J. Neff most recently served from 1997 to 2009 as a member of the board of directors, strategic planning committee and compensation committee (chair) of UST, Inc., a consumer products company acquired by Atria, Inc. in January 2009. Mr. Neff also served on the board of directors of Envirogen, Inc., an environmental services company, from 1994 to 2003. From 1996 to 1997, Mr. Neff served as president and chief executive officer of Genovo, Inc., a start-up gene therapy company. From 1987 to 1996, Mr. Neff served as president of Rhone Poulenc, Inc., a chemical and pharmaceutical company, and was chief operating officer before becoming the chief executive officer in 1991. Mr. Neff holds an M.B.A. in finance from Rider University and graduated magna cum laude with a B.S. in Chemistry from Rutgers University. Mr. Neff's broad business management background, including his extensive experience as a chief executive officer and his oversight of product development and technology commercialization processes, as well as his experience in managing international business operations, led to the conclusion he should serve as a director of our Company.

        Patricia B. Shrader has been Vice President, Global Regulatory Affairs for Medtronic, Inc., an international medical device company, since April 2011. Prior to joining Medtronic, Ms. Shrader served as Senior Vice-President, Regulatory and External Affairs at Becton Dickinson and Company, a medical technology company, where she worked in various capacities from 1995 to 2011. Ms. Shrader was an attorney with the Washington, D.C. firm Hogan & Hartson from 1988 to 1995. Ms. Shrader is a 1988 graduate of Georgetown University Law Center. She participates in the Medical Technologies Association (AdvaMed), as co-chair of the Technology and Regulatory group and in various other strategy and post-market activities. She also serves as Treasurer of the Board of Directors of the Food and Drug Law Institute. Ms. Shrader is a member of the Regulatory Affairs Professionals Society and is RAC certified. Ms. Shrader's extensive experience in the medical device industry, particularly in medical device regulation and governmental affairs, as well as her legal background, led to the conclusion she should serve as a director of our Company. Ms. Shrader was originally recommended as a director nominee through a third party referral made to a member of our Corporate Governance and Nominating Committee.

        There are no family relationships between any of the nominees.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF OUR COMPANY.

Committees of our Board of Directors

        Our Board of Directors has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Quality and Technology Committee.

        The Audit Committee conducted six meetings during 2011. It presently consists of Isaac Kaufman (Chair), Eric A. Green, and Stephen E. Hare and is governed by its own charter. The Audit Committee provides oversight on matters relating to accounting, financial reporting, auditing and internal control and is responsible for selecting, evaluating and meeting with our Company's independent accountants to review the proposed scope of the annual audit of our Company's books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to our Board of Directors with respect thereto.

        The Compensation Committee conducted eight meetings during 2011. It presently consists of Eric A. Green (Chair), Thomas P. Cooper, M.D. and Peter J. Neff, is governed by its own charter, and is responsible for, among other responsibilities, determinations relating to the compensation of officers and key employees and certain of our Company's employee benefit plans.

        The Corporate Governance and Nominating Committee conducted five meetings during 2011. It presently consists of Thomas P. Cooper, M.D. (Chair), Isaac Kaufman and Stephen E. Hare, is governed by its own charter, and is responsible for, among other responsibilities, advising our Board of Directors on matters relating to corporate governance and the identification of potential nominees to our Board of Directors.

        The Quality and Technology Committee conducted four meetings during 2011. It is responsible for, among other responsibilities, assisting our Board of Directors on matters relating to the quality of our Company's services and the adequacy of our Company's scientific and technical direction. It consists of Ivan R. Sabel (Chair), Thomas P. Cooper, M.D., Peter J. Neff, Cynthia L. Feldmann, Patricia B. Shrader and Thomas F. Kirk.

        Our Board of Directors met five times during 2011. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board of Directors and committee(s) for the period during which he or she served as director or member during 2011. Copies of charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are available on our website, www.hanger.com.

Board Independence

        Our Board of Directors has determined that all of the nominees for election as a director except for Ivan R. Sabel and Thomas F. Kirk, including each of the members of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, are independent directors within the meaning of applicable New York Stock Exchange ("NYSE") listing standards and rules. Further, our Board of Directors has determined that each of the members of the Audit Committee qualifies as "independent" under Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and that Mr. Kaufman qualifies as our "audit committee financial expert" as defined in the SEC's rules. For a director to be deemed independent under NYSE rules, our Board of Directors must affirmatively determine that the director has no material relationship with our Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with our Company). In addition, the director (and any member of his or her immediate family) must meet the technical independence requirements of the NYSE's listing standards.

Board Leadership Structure and Role in Risk Oversight

        Currently, Mr. Kirk serves as our Company's chief executive officer, or CEO, and Mr. Sabel serves as the chairman of our Board of Directors. Our Board of Directors does not have a policy on whether or not the roles of CEO and chairman should be separate. Instead, our Corporate Governance Guidelines provide that our Board of Directors has the authority to choose its chairman in any way it deems best for our Company at any given point in time. Accordingly, our Board of Directors reserves the right to vest the responsibilities of the CEO and chairman in the same person or in two different individuals depending on what it believes is in the best interest of our Company. Since Mr. Kirk succeeded Mr. Sabel as our CEO in 2008, our Board of Directors has determined that the separation of these roles most appropriately suits our Company because Mr. Sabel is uniquely qualified to serve as our chairman given his historical leadership of our Board of Directors, his long history with our Company, including his history as our former CEO, and his skills and experience within the industries that we operate. Further, our Board of Directors believes that this split in roles allows Mr. Kirk to focus more of his energies on the management of our Company's business. Our Board of Directors believes that there is no single leadership structure for a Board of Directors that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address our Company's and our Board of Directors' then current circumstances as and when appropriate.

        Our Board of Directors and, in particular, the Audit Committee are involved on an ongoing basis in the general oversight of our material identified enterprise-related risks. Each of our chief executive officer, chief financial officer, general counsel and compliance officer, with input as appropriate from other appropriate management members, report and provide relevant information directly to either our Board of Directors and/or the Audit Committee on various types of identified material financial, reputational, legal, compliance and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. Further, our Compensation Committee, with the assistance of management, periodically evaluates our compensation policies and practices to assess whether potential actions to be taken by our employees in response to these policies and practices are likely to have a material adverse effect on our company. Our Board of Directors' and committees' roles in our risk oversight process have not affected our the leadership structure of our Board of Directors.

Policy Regarding Director Nominating Process

        The Corporate Governance and Nominating Committee has adopted a policy pursuant to which a stockholder who has owned at least 2% of our Company's outstanding shares of Common Stock for at least one year may recommend a director candidate that the Committee will consider when there is a vacancy on our Board of Directors either as a result of a director resignation or an increase in the size of our Board of Directors. Such recommendation must be made in writing addressed to the Chairperson of the Corporate Governance and Nominating Committee at our Company's principal executive offices and must be received by the Chairperson at least 120 days prior to the anniversary date of the release of the prior year's proxy statement. Although the Committee has not formulated any specific minimum qualifications that the Committee believes must be met by a nominee that the Committee recommends to our Board of Directors, the factors it will take into account will include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as set forth in the committee's charter. There will not be any difference between the manner in which the committee evaluates a nominee recommended by a stockholder and the manner in which the committee evaluates any other nominee.

        While the Nominating and Corporate Governance does not have a formal policy relating specifically to the consideration of diversity in its process to select and evaluate director nominees, the Committee does consider diversity as part of its overall evaluation of candidates for director nominees. Specifically, the "Selection of Board Members" section of our Corporate Governance Guidelines provides that the selection of potential directors should be based on all the factors the Nominating and Corporate Governance Committee considers appropriate, which may include diversity of viewpoints.

Policy Regarding Communication with Directors

        Stockholders and other interested parties desiring to communicate with a director, the non-management directors as a group or the full Board of Directors may address such communication to the attention of the Secretary of our Company at our Company's executive offices and all such appropriate communication will be forwarded to the intended recipient or recipients.

Policy Regarding Director Attendance at Annual Meetings

        Under our Company's current policy, each director should attend each annual meeting of stockholders. All of the current directors then in office attended last year's annual meeting of stockholders.

Meetings of Non-Management Directors

        Non-management members of our Board of Directors conduct at least two regularly scheduled meetings per year without members of management being present. The chairperson of the Corporate Governance and Nominating Committee serves as the presiding director of such meetings and as the lead independent member of our Board of Directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics for Directors and Employees

        Our Board of Directors has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for directors, officers and employees in accordance with NYSE corporate governance listing standards. Copies of these documents are set forth on our Company's website, www.hanger.com.

Policies and Procedures Regarding Related Person Transactions

        Our Board of Directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

  •
  a "related person" means any of our directors, executive officers or nominees for director, and any of their immediate family members; and

  •
  a "related person transaction" generally is a transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect interest.

        The related person, or the director, executive officer or nominee who is an immediate family member of a related person, must notify our Corporate Governance and Nominating Committee of certain information relating to proposed related person transactions. The Committee will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will ratify or approve only those related person transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders.

        In 2011, there were no proposed, pending or ongoing related person transactions subject to review by the Corporate Governance and Nominating Committee under the policy.

Other Matters

        The firm of Foley & Lardner LLP serves as our Company's outside general counsel. Our Company's Chairman of the Board is the brother-in-law of a partner in that firm. Total fees paid by our Company to Foley & Lardner LLP during 2011 amounted to approximately one-half of one percent of that firm's annual revenues for its last fiscal year.

 PROPOSAL TWO—ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

        We are seeking an advisory vote of our shareholders on the compensation of our named executive officers, as required by Section 14A of the Securities Exchange Act of 1934, as amended. Our Board of Directors recommends that you vote in favor of the resolution approving the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the tables and narrative discussion contained in this Proxy Statement. Since the vote is advisory in nature, the results will not be binding on our Board of Directors or our Compensation Committee. However, if there is a significant vote against our executive compensation policies and procedures, our Board of Directors and our Compensation Committee will carefully evaluate whether any actions are necessary to address those concerns.

        We have adopted what we believe to be a conservative approach to executive compensation. Our overall compensation program is designed to reward our named executive officers for long-term commitment to our Company's success. We emphasize performance-based incentive opportunities, particularly long-term incentives, when determining the mix of elements that constitute an officer's total director compensation.

        We are also aware that executive pay practices and notions of sound governance principles continue to evolve. As part of our ongoing effort to enhance and refine our compensation program, we recently took action to eliminate the excise tax gross-ups previously included in our executive officers' employment agreements. The named executive officers' employment agreements were amended and restated in January 2012 to reflect this elimination. With these changes, there are no Company employees with tax gross-ups contained in their employment agreements.

        As we discuss more thoroughly in the Compensation Discussion and Analysis section, which we invite you to review in detail, the following principles guide our compensation decisions:

  •
  Drive Company performance.  Our incentive plans are designed to reward annual and long-term Company performance. The achievement of performance measures developed for our incentive programs have a direct influence on shareholder value through an emphasis on revenue growth, increased EBITDA, increased EPS and stock price appreciation.

  •
  Facilitate alignment with shareholders.  Our long-term incentives are delivered in the form of equity to provide executives with a direct interest in the performance of our stock. Stock ownership guidelines for our executives reinforce this principle.

  •
  Be fair and equitable.  Our executive compensation programs are designed to provide compensation that is fair and equitable based on the performance of the executive and the Company. In addition to conducting analyses of market pay levels, we consider the pay of the named executive officers relative to one another and relative to other members of the management team.

  •
  Provide leadership stability and continuity.  Our executive programs are designed to reward both long-term contributions, as well as attract new executive talent and reward commitment of our executives to our Company regardless of their length of service with the Company. We recognize that the stability of the leadership team enhances our business.

  •
  Be competitive.  We conduct market pay analyses to ensure the compensation we pay our executives is competitive in terms of elements of pay, program design and resulting levels of pay.

  •
  Reflect factors of role and individual.  We use the information from market pay analyses and apply it to the individual situation of each of our executives to ensure we are compensating for the officer's responsibilities and the individual's skills and performance.

  •
  Encourage long-term executive service.  We provide our named executive officers with tax effective savings opportunities. Our savings and retirement plans, along with a market competitive offering of other pay elements, encourage employees to join and remain at our Company.

        A description of our executive compensation policies and procedures can be found in the section of this proxy titled "Executive Compensation." Those policies and procedures include:

  •
  We link compensation to corporate performance through our annual incentive compensation program and equity-based awards, including performance-based equity awards, to ensure that executives receive above-median compensation only if long-term value creation is generated for our stockholders.

  •
  Our Compensation Committee emphasizes performance-based incentive opportunities, particularly long-term incentives, over base salary when determining the mix of elements that constitute an officer's total direct compensation. For 2011, the targeted mix of our Chief Executive Officer's compensation was 20% base salary, 16% annual incentive award and 64% long-term incentives, while the actual mix was 22% base salary, 13% annual incentive award and 65% long-term incentives. The average targeted mix of compensation for our other named executive officers was 38% base salary, 20% annual incentive award and 42% long-term incentives, while the actual mix was 43% base salary, 16% annual incentive award and 41% long-term incentives.

  •
  We have eliminated all excise tax gross-ups in our executive officers' employment agreements, with the result that no employee of the Company has an excise tax gross-up in his or her employment agreement.

  •
  We have eliminated or limited certain perquisites we formerly offered to executive officers.

  •
  The change in control provisions within our employment agreements are "double trigger" provisions.

  •
  Our Compensation Committee has instituted a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in activities that caused or partially caused a restatement of financial results.

  •
  Our equity compensation plan does not permit repricing of stock options.

  •
  We periodically review our pay practices to ensure that they do not encourage excessive risk taking.

  •
  We do not guarantee salary increases or bonuses for our executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE—AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME FROM "HANGER ORTHOPEDIC GROUP, INC." TO "HANGER, INC."

        Over the past decade, our Company has grown and diversified our product and service offerings beyond our origins in orthopedics, prosthetics and orthotics. Recognizing this growth and the breadth of products and services we now offer, our Board of Directors has approved a comprehensive new brand identity for our Company and our patient care business.

        To formalize this rebranding, we are asking our stockholders to vote for the proposal to amend our Amended and Restated Certificate of Incorporation to change our corporate name from "Hanger Orthopedic Group, Inc." to "Hanger, Inc." We believe that the new name, "Hanger, Inc.", places greater emphasis on the 150-year legacy of the Hanger name and the quality, expertise and dedication that has long been associated with it. By adopting the new corporate name and removing the reference to specific products in our corporate name, we will ensure our corporate identity remains relevant as we continue to grow and diversify.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
PROPOSAL TO AMEND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME FROM "HANGER ORTHOPEDIC GROUP, INC."
TO "HANGER, INC."

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ended December 31, 2012, as well as the effectiveness of our internal control over financial reporting as of December 31, 2012, and requests that our stockholders ratify this appointment. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider the appointment.

        Audit services provided by PricewaterhouseCoopers LLP in 2011 included the audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act and the Public Company Accounting Oversight Board requirements, the review of quarterly financial statements and statutory and regulatory filings.

        Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        Proxies solicited by our Board of Directors will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2012 unless the stockholder has specified otherwise.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT AUDITORS.

COMPENSATION DISCUSSION & ANALYSIS

Objectives of Our Executive Compensation Program

        The compensation program covering our named executive officers is designed to drive our Company's success, which will be achieved primarily through the actions of talented employees. Our executive compensation program covering named executive officers has specific primary objectives which include:

  •
  attracting qualified and talented executives who are capable of providing the appropriate leadership to our Company;

  •
  retaining executives who have the critical skills our Company needs to meet our strategic and operational objectives; and

  •
  motivating our executives to drive outstanding Company performance.

        These objectives reflect our belief that programs which support the attraction and retention of a highly-qualified executive management team—coupled with appropriate incentive programs to motivate performance—serve the long-term interests of our investors.

        Compensation arrangements for our named executive officers are designed to reward long-term commitment to our Company's success. The following principles guide our compensation decisions:

  •
  Drive Company performance.  Our incentive plans are designed to reward annual and long-term Company performance. The achievement of performance measures developed for our incentive programs have a direct influence on stockholder value through an emphasis on revenue growth, EBITDA, EPS and stock price appreciation.

  •
  Facilitate alignment with stockholders.  Our long-term incentives are delivered in the form of equity to provide executives with a direct interest in the performance of our stock. Stock ownership guidelines for our executives reinforce this principle.

  •
  Be fair and equitable.  Our executive compensation programs are designed to provide compensation that is fair and equitable based on the performance of the executive and the Company. In addition to conducting analyses of market pay levels, we consider the pay of the named executive officers relative to one another and relative to other members of the management team.

  •
  Provide leadership stability and continuity.  Our executive programs are designed to reward both long-term contributions, as well as attract new executive talent and reward commitment of our executives to our Company regardless of their length of service with the Company. We recognize that the stability of the leadership team enhances our business.

  •
  Be competitive.  We conduct market pay analyses to ensure the compensation we pay our executives is competitive in terms of elements of pay, program design and resulting levels of pay.

  •
  Reflect factors of role and individual.  We use the information from market pay analyses and apply it to the individual situation of each of our executives to ensure we are compensating for the officer's responsibilities and the individual's skills and performance.

  •
  Encourage long-term executive service.  We provide our named executive officers with tax effective savings opportunities. Our savings and retirement plans, along with a market competitive offering of other pay elements, encourage employees to join and remain at our Company.

Named Executive Officers

        The following individuals have been identified as the named executive officers for purposes of disclosure in this proxy statement:

  •
  Thomas F. Kirk, our Chief Executive Officer,

  •
  Vinit Asar, our President and Chief Operating Officer,

  •
  George E. McHenry, our Executive Vice President and Chief Financial Officer,

  •
  Richmond L. Taylor, our Executive Vice President and the Chief Operating Officer of Hanger Prosthetics & Orthotics, Inc. and HPO, Inc.,

  •
  Ronald N. May, the former President and Chief Operating Officer of Southern Prosthetic Supply, Inc., and

  •
  Thomas C. Hofmeister, our Vice President Finance and Chief Accounting Officer.

Overview of Our Executive Compensation Programs

        Below are the purpose and key characteristics of the elements of the executive compensation program.

Element	Purpose and Characteristics
Base Salary

•

Fixed pay element to compensate for an individual's competencies, skills, and experience as valued in the marketplace and within the Company and to reward continued performance.

•

Base salary may be adjusted annually/periodically based on changes in job responsibilities, market conditions and individual performance.

Annual Incentives

•

Performance-based annual cash opportunity to motivate and reward the achievement of annual financial results relative to business-specific targets and individual goals tied to strategic initiatives.

•

Incentive goals are aligned with stakeholders' interests.

•

Awards, if earned, are payable based on actual results.

Long-Term Incentives

•

Performance-based equity opportunity to motivate and reward financial performance and stock price appreciation.

•

Amounts earned and realized will vary from the grant date fair value based on actual stock price performance.

Retirement Benefits	• Component of compensation that accrues each year to encourage employment stability of our executive leadership. • Benefits are payable upon or after retirement.
Other Benefits and Perquisites	• Generally certain pay elements which provide for life and income security needs; the actual cost to the Company is based on participation/usage.
Severance Benefits

•

Contingent component to provide a bridge to future employment in the event an executive's employment is terminated.

•

Payable only if an executive's employment is terminated in certain predefined situations.

Consideration of Last Year's Advisory Stockholder Vote on Executive Compensation

        At the annual meeting of stockholders held on May 12, 2011, over 75% of the shares voted were voted in support of the compensation of the Company's named executive officers, including the Company's compensation practices and principles and their implementation, as discussed and disclosed in the 2011 Proxy Statement. The Compensation Committee appreciates and values the views of our stockholders. In considering the results of this initial advisory vote on executive compensation, which included contact with the various institutional investors that may have voted against the compensation of the Company's named executive officers, the Committee concluded that the compensation paid to our executive officers and the Company's overall pay practices have broad stockholder support. As a result, the Committee decided to retain our general approach to executive compensation, with an emphasis on annual and long-term incentive compensation that rewards our most senior executives when they successfully implement our business plan and, in turn, deliver value for our stockholders.

        As part of its ongoing effort to enhance and refine our compensation program, and in response to the percentage of votes cast against the compensation of the Company's named executive officers, which votes generally coincided with the withhold votes cast against the Compensation Committee members, the Committee recently took action to eliminate the excise tax gross-ups previously included in the executive officers' employment agreements. The named executive officers' employment agreements were amended and restated in January 2012 to reflect this elimination. With these changes, there are no Company employees with tax gross-ups contained in their employment agreements.

        The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee intends to continue paying close attention to the advice and counsel of its independent compensation advisors and invites our stockholders to communicate any concerns or opinions on executive pay directly to the Compensation Committee or the Board.

        Also at the annual meeting of stockholders held on May 12, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on executive compensation, which is scheduled to occur at our 2017 annual meeting of stockholders.

Pay Setting Process

        To determine competitive market pay, our Committee periodically analyzes the proxies of a peer group of companies and published survey data. In setting pay for our named executive officers, our Committee has established the target for compensation, by element and in the aggregate, as the competitive market pay median (50th percentile). Our competitive market pay median (the "Median") is determined by averaging the in-depth peer group analysis and the published survey data. The design of our annual and long-term incentive plans provides our executives with the opportunity to exceed the Median for total direct compensation (the sum of base salary, annual bonus and long term incentives) based on Company performance. Actual compensation on a yearly basis, based on Company and individual performance, can vary widely, as our history has demonstrated.

        Our Committee engaged Towers Watson, an executive compensation and benefits consulting firm, to conduct the peer group analysis and to compile the published survey data in 2008, as well as to provide advice on executive compensation matters. In 2011, the Committee engaged Towers Watson to provide an updated comprehensive peer group analysis and advice on executive compensation matters. The cost of services provided by Towers Watson for 2011 was $61,775 and included the comprehensive peer group analysis and executive compensation advice, as well as some specific new position benchmarking data. The analysis performed in 2011 by Towers Watson provided the Committee an opportunity to fully reassess the peer group companies and evaluate the compensation paid for each of our named executive officer positions in light of recent organizational changes within the Company. A more complete explanation of both the peer group analysis and the published survey data is outlined below.

Peer Group

        Our Committee considered the executive compensation practices for the executive officers of a peer group of companies. In 2008, a peer group of companies in the health care industry was developed in conjunction with Towers Watson as well as with input from our senior management. Since that time, there has been consolidation within our industry and changes within our Company's business model. Our previous peer group was comprised of companies from the health care services and health care facilities industries. Our Committee believed we needed to expand this peer group to include companies from the health care equipment industry to more accurately reflect our industry peer group. Our Committee made the decision as to the final companies to include in the peer group. Our Committee selected companies that were specifically involved in health care services, health care facilities and health care equipment. By 2010, our original 2008 peer group consisted of twelve remaining companies. For 2011, our Committee retained nine of these companies and added six new companies for a total of fifteen companies. Our Committee removed three companies from the 2010 peer group: (i) MedCath Corp., as this company dissolved in 2011; (ii) RehabCare Group, as this company was acquired in 2011; and (iii) VCA Antech Inc., as this company no longer met our updated industry definition. Our Committee believed adding additional companies would provide a broader basis for compensation analysis and pay decisions while ensuring no single company would have a disproportionate effect on the overall market results. The newly added peer companies are noted in the table below. While not specific to the orthotics and prosthetics area of health care, these companies reflect the range of business sectors where Hanger is active and are of similar size to Hanger. These firms have executive talent with comparable skills whom our Committee believes face similar business challenges common to our industry. For fiscal year 2011, our peer group 50th percentile revenue was $870 million. Our Committee believes that our 2011 peer group is reflective of the market we now face and positions our compensation benchmarking appropriately.

Peer Companies	Description	FY 2011 Revenue (in millions)	New to Peer Group
Select Medical Holdings Corporation	Healthcare Facilities	$2,805	Yes
Teleflex Incorporated	Healthcare Equipment	$1,529	Yes
Amedisys Inc.	Healthcare Services	$1,470
Gentiva Health Services Inc.	Healthcare Services	$1,799
MEDNAX, Inc.	Healthcare Services	$1,402
Five Star Quality Care Inc.	Healthcare Facilities	$1,241
Emeritus Corp.	Healthcare Facilities	$1,255
Skilled Healthcare Group, Inc.	Healthcare Facilities	$870
Integra LifeSciences Holdings Corporation	Healthcare Equipment	$780	Yes
AmSurg Corp.	Healthcare Facilities	$787
National Healthcare Corp.	Healthcare Facilities	$702
The Ensign Group, Inc.	Healthcare Facilities	$758	Yes
Orthofix International N.V.	Healthcare Equipment	$579
Wright Medical Group Inc.	Healthcare Equipment	$513	Yes
IPC The Hospitalist Company, Inc.	Healthcare Services	$457	Yes
Median		$870

        Our Committee reviewed and considered Towers Watson's analysis of the pay practices of the peer group of companies for each named executive officer including base salary, annual incentive compensation and long-term incentive compensation (as well as the sum of these components), as well as for other compensation practices.

Compensation survey data

        Our Committee utilized compensation surveys conducted by Towers Watson to provide additional benchmarking data for executive compensation and executive compensation practices. The surveys used were the Towers Watson 2011 Compensation Data Bank (CDB) General Industry Executive Compensation Survey Report and the Towers Watson 2010/2011 Survey Report on Top Management.

        The Towers Watson 2010/2011 Survey Report on Top Management is a published survey and reflects input from 3,422 participating companies covering a range of industries including healthcare, supply chain, retail and services. The Towers Watson 2011 Compensation Data Bank (CDB) General Industry Executive Compensation Survey Report is available only to participants and reflects input from 411 participating companies. Towers Watson compared all Hanger positions to general industry market data with the view that this data represents a broader view of executive labor market, is available for all executive positions included in our market analysis, provides a more robust data sample and is consistent with typical market practice. Our Committee was not aware of any of the specific companies underlying the survey data.

Factors to set or adjust pay

        For each named executive officer, our Committee considers the relevant data regarding our peer group and the salary survey data. For each individual, we also focus specifically on:

  •
  The transferability of professional and managerial skills;

  •
  The depth of knowledge and experience in orthotics and prosthetics and related industries;

  •
  The relevance of the named executive officer's experience to other potential employers; and

  •
  The readiness of the named executive officer to assume a different or more significant role either within our Company or with another organization.

        The following factors are also considered in setting and adjusting pay for our named executive officers:

  •
  The Company's financial performance;

  •
  The individual's past and expected future performance;

  •
  Peer group pay practices and broader market developments/trends; and

  •
  Our business and people needs.

Focus on Pay-for-Performance

        Our Committee sets each officer's total direct compensation to approximate Median practices.

        Consistent with our compensation philosophy and objectives, our Committee emphasizes performance-based incentive opportunities, particularly long-term incentives, over base salary when determining the mix of elements that constitute an officer's total direct compensation. For 2011, the targeted mix of our Chief Executive Officer's compensation was 20% base salary, 16% annual incentive award and 64% long-term incentives, while the actual mix was 22% base salary, 13% annual incentive award and 65% long-term incentives. The average targeted mix of compensation for our other named executive officers was 38% base salary, 20% annual incentive award and 42% long-term incentives, while the actual mix was 43% base salary, 16% annual incentive award and 41% long-term incentives.

Determination of Pay Elements

        In developing the pay programs and levels for our named executive officers, the Committee reviews peer group pay practices, survey data and other relevant benchmarks provided by the compensation consultant. Any changes to base salary and annual incentive target amounts generally become effective in March.

        Annually, our CEO reviews the performance of each of the other named executive officers and shares his perspective with our Committee. Our Committee considers this performance information in setting the pay for our named executive officers other than our CEO. All decisions regarding any adjustment to the compensation of our CEO are made solely by our Committee based on both competitive pay practices as well as the Committee's assessment of his performance.

        Our Committee considers previous compensation earned by the named executive officers and current Company stock holdings when making compensation decisions. We believe that our named executive officers should be fairly and competitively compensated, both for annual and long-term compensation opportunities, based on the Company's performance and each individual's performance.

        Our Committee may meet in executive session without the presence of any member of management and/or the consultant in making its decisions regarding the compensation of any of our named executive officers.

        When making any executive compensation decision, our Committee follows a deliberate, multiple-step process:

  1.
  Information review,

  2.
  Evaluation and deliberation, and

  3.
  Decision-making.

        First, our Committee collects all essential information that may be necessary to make an educated decision from our compensation consultant, our CEO or other sources. Next, the Committee members discuss the information and a deliberation of possible options ensues. After discussion, the Committee takes time for reflection and, where appropriate, consultation with other Board members. Finally, the Committee reconvenes for additional discussion, if needed, before a final decision is made. As a result, many compensation decisions require two Committee meetings before any final decisions are made.

        Additional information about the role and processes of our Committee is outlined in the Compensation Committee Charter, which is available on the Company's website at www.hanger.com.

Base Salary

        As discussed above, our Committee targets base salary levels for our named executive officers at the Median. Currently, our named executive officers' base salaries fall within the competitive range of the Median, which we broadly define as within 85% to 115% of the Median for each position. Individual increases to base salary are based upon several considerations, including individual performance and contributions, internal equity considerations, as well as competitive market factors and practices.

        Base salary compensates a named executive officer for the individual's competencies, skills, experience and performance. When considering a candidate for a named executive officer role, our Committee considers all of these factors. For annual adjustments to the base salary of a named executive officer, our Committee primarily consider the Median, information set forth in general industry surveys, the Company's performance, the individual's performance and internal equity amongst our officers. Changes in the scope of a named executive officer's role and responsibilities could result in an adjustment being considered and approved by the Committee at any time during the year.

        For 2012 base salary adjustments, our Committee considered the peer group analysis and published survey data described earlier. Our Committee increased the base salaries of our named executive officers effective January 2011 an average of 2.4%. Individual adjustments ranged from 1.0% to 3.0%, based on individual performance as well as the respective base pay versus the Median for the position. Our Committee believes that these adjustments to base salary continue to position the pay of our named executive officers within the competitive range of the Median.

Annual Incentive Compensation

        Our Committee designs the annual incentive compensation program to motivate and reward the achievement of annual financial results and individual goals. Currently, our philosophy for annual incentive compensation is to generally target the Median and to provide the opportunity to earn in the range of the 75th percentile compared to peer group and published survey data with the achievement of exceptional Company and individual performance. In other words, when we reach target performance for the goals discussed below, then annual incentive compensation should be close to the Median. If our Company and our named executive officers have exceptional performance based on the established performance goals, then annual incentive compensation should exceed the Median and could approach the 75th percentile compared to the peer group and published survey data.

        Our annual incentive program for our named executive officers is comprised primarily of annual financial measures with a small portion based on individual operating or strategic goals. The performance measures for our 2011 annual incentive program were:

Performance Measure	Percentage Weight
Revenue	20%
Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")	40%
Fully Diluted Pro Forma Earnings per Share ("EPS")	20%
Individual Operating or Strategic Goals	20%

        Our Committee chose these measures to ensure appropriate focus on creating value for all of our stakeholders. The corporate level goals for our 2011 annual incentive program at threshold, target and maximum as well as the actual results achieved are presented in the table below.

2011 Corporate Performance Measures	Threshold	Target	Maximum	Actual Results
Revenue	$870.0 million	$950.7 million	$1,100.0 million	$911.9 million	*
EBITDA	$140.0 million	$155.8 million	$182.0 million	$149.7 million
Pro Forma EPS	$1.50	$1.65	$1.98	$1.63

*
The revenue results used for calculating the executive bonuses were adjusted downward slightly to take into account the impact of acquisitions on the actual results.

        The performance measures, weights and goals described above applied to Mssrs. Kirk, Asar, McHenry, Taylor and Hofmeister.

        Our Committee also developed a specific formula with performance measures for Mr. May, the President of SPS, our distribution subsidiary, that are more closely aligned to his scope of responsibility. Mr. May retired in November 2011 and received a pro rata incentive payment based on time served in 2011 and the performance measures results. These measures and weighting were as follows:

Performance Measure	Percentage Weight
SPS Divisional Revenue	20%
SPS Divisional EBITDA	40%
Hanger Orthopedic Group EBITDA	20%
Individual Operating or Strategic Goals	20%

2011 Performance Measures for Mr. May	Threshold	Target	Maximum	Actual Results
SPS O&P Revenue*	$95.0 million	$105.9 million	$122.0 million	$100.4 million
SPS Divisional EBITDA	$27.0 million	$29.2 million	$35.2 million	$27.3 million	**
Hanger EBITDA	$140.0 million	$155.8 million	$182.0 million	$149.7 million

*
Only includes SPS revenues derived from the distribution of orthotic and prosthetic products.

**
The actual EBITDA results reflected were adjusted slightly based on non-operating activities.

        Our Committee set the performance measure targets based on the Company's strategic budgeting and goal setting process that begins in October and is finalized in February. In the first quarter of each year, our Committee approves the specific objectives for threshold, target and maximum levels for each of the performance measures used for the annual incentive program for our named executive officers.

        In addition to these financial goals, our named executive officers have individual goals that they must achieve for their individual performance which are focused on the Company's strategic and operational initiatives. Individual performance is measured on initiatives such as cost reductions, process improvement, business development opportunities and people initiatives. An executive's individual objectives may be qualitative or quantitative. The individual goals are typically developed to be stretch goals that are challenging for the executive to achieve. The 2011 individual performance goals for Mr. Kirk included government initiatives, organizational capability initiatives, succession and staffing of key leadership roles and strategic planning and business development initiatives; in total, his results were slightly below target. Mr. McHenry's 2011 individual performance goals included management reporting upgrades and activities, expanding the Finance community and strategy, investor relations and process improvements; in total, his results were below target. The 2011 individual performance goals for Mr. Taylor all related to the business of our wholly-owned subsidiary, Hanger Prosthetic and Orthotics, Inc., of which he is President, and included revenue growth initiatives, business system reengineering initiatives, and organizational capability initiatives; in total, his results were slightly below target. Mr. Asar's 2011 individual performance goals included revenue and EBITDA growth initiatives, new product development activities, organizational capability and succession initiatives; in total, his results were at target. Mr. May's 2011 individual performance goals all related to the business of our wholly-owned subsidiary, Southern Prosthetic Supply, Inc., of which he was President until retiring in November 2011, and included revenue growth initiatives, business strategy development projects, and growth of fabrication operations and succession management; in total, his results were slightly below target.

        We weighted the financial and individual performance measures of the annual incentive plan to reflect the focus of our strategic business plan. For 2011, the EBITDA measure carried the greatest weight. We also increased the individual strategic goal weighting from 15% in 2010 to 20% in 2011 to align better with competitive benchmarking trends. In determining the annual incentive payments to make to our named executive officers, the Committee may use discretion when assessing the individual's performance compared with the qualitative objectives established for the individual goals.

        After year end, we assess the attainment of the performance measures for the most recently completed year for the annual incentive program against both financial and individual goals. The final assessment of the year-end results is made in February at which time any payments are approved for payment by March 15th. In February 2012, we reviewed 2011 results related to corporate and individual performance. As a result, our named executive officers received payouts ranging from 64% to 77% of their respective targets.

        See the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for the annual incentive payments for the 2011 performance period as paid to each named executive officer on March 14, 2012.

        The target and maximum annual incentive awards for 2012 expressed as a percentage of base salary for our named executive officers are included in the below table. Our Committee sets these targets for annual incentives based on the Median of the annual incentives of our peer group and published survey data provided by our compensation consultant as discussed previously. The only change to the target percentages occurred in September 2011 with the promotion of Mr. Asar to President and Chief Operating Officer, resulting in an increase from 50% to 60% We will use the same performance measures in the 2012 annual incentive plan as we did in 2011.

Incentive Awards Expressed as a Percentage of Base Salary	Target	Maximum
Thomas F. Kirk President and Chief Executive Officer	80%	160%
Vinit Asar President and Chief Operating Officer	60%	100%
George E. McHenry Executive Vice President and Chief Financial Officer	50%	100%
Richmond L. Taylor President and Chief Operating Officer, Hanger Prosthetics & Orthotics, Inc.	60%	125%
Thomas C. Hofmeister Vice President Finance, Chief Accounting Officer	40%	80%

Long-Term Incentive Compensation

        Long-term incentive compensation opportunities are provided to our named executive officers to encourage the executives' continued commitment to our Company by motivating and rewarding financial performance and stock price appreciation. Our Committee believes this is an important component of their pay which directly aligns the interests of our executives with the interests of our stockholders since amounts granted, earned and realized are dependent on actual stock price performance.

        When determining the value of individual grants, consistent with the other elements of our compensation program, our Committee considers the results of the periodic assessment of competitive market data described above. Every three to four years, our Committee reviews and considers this competitive market assessment to establish a value and a corresponding general range for the number of restricted shares to grant to our named executive officers. This assessment was most recently made during 2011. As with the other elements of our compensation program, our Committee targets the Median of competitive market data to set our long-term incentive awards with the potential to earn above the Median if the Company has exceptional performance. Our Committee also considers each individual's performance and contributions to the Company's performance as well as the contributions that are expected to be made in the future based on the executive's role. Our Committee approves all grants to named executive officers.

        Our Committee believes our methodology of first targeting a value based on the Median and then determining every three to four years the general range for the number of shares covered by long-term incentive grants is appropriate. Our Committee's logic is that, by not automatically readjusting the general range for the number of shares granted annually, the fluctuating stock price will impact our executives in the same manner as it impacts our stockholders. For instance, if awards are recalibrated annually, a lower stock price could result in additional shares being granted to our named executive officers to achieve the same targeted value. Our Committee wants to avoid this unintended potential to reward poor stock performance as well as preclude the additional dilutive effect to stockholders. Likewise, our Committee perceives it to be a detriment to our executives if an increase in stock price due to above average performance results in fewer shares granted. Nevertheless, our Committee will periodically adjust the general range for the number of shares covered by long-term incentive grants to reflect changes in the trading range of our Common Stock and to reflect changes in the Median, as it did in the 2011 grant cycle.

        Our Committee has transitioned from granting our executives long-term incentives in the form of stock options (the practice prior to 2003) to the use of restricted shares. Our Committee's decision to make this transition from stock options to restricted shares was based on the less dilutive effect of restricted shares to our stockholders, accounting rules requiring the expensing of stock options and the possibility of providing a disincentive to executives if the stock price decreases below the grant price.

        Our Committee continued in 2011 its trend toward a greater emphasis on the use of performance-based restricted shares by granting 75% of the shares as performance-based restricted shares and 25% as time-based restricted shares. Our Committee believes an increased emphasis on performance-based equity awards provides the right level of challenge, incentive and reward for our executives.

        The time-based restricted shares granted to our named executive officers vest 25% annually over 4 years on the anniversary of the grant date commencing on the first anniversary. The performance-based restricted shares are only granted if the Company achieves the pro forma EPS performance goal established at the time of the grant. The pro forma EPS goal for the 2011 grant was to achieve $1.65 per share for the 12 month period, running from January 2011 through December 2011. Our Committee created an additional incentive for the named executive officers if this pro forma EPS target was exceeded. Specifically, if the Company achieved an pro forma EPS goal of $1.75, then the named executive officers would receive 120% of their target performance-based awards. Our Committee deducted $0.01 from the overall pro forma EPS to reflect the portion of pro forma EPS attributable to the legal costs associated with 2011 acquisitions with the result that the actual pro forma EPS for the performance period was $1.63. This calculation resulted in the named executive officers receiving 84.6% of the performance-based shares under their grants. These performance-based shares vest over a four year period, commencing in March 2012, which is the first anniversary of the grant date.

        Our Committee did not grant Mr. May any new grants of restricted stock in 2011 based on the notice that Mr. May submitted in November 2010 of his intent to retire in 2011.

        The awards are taxable income to the named executive officer when the award vests in the amount equal to the number of shares vested multiplied by our stock price on the vesting date. Also, on the vesting date, our Company generally receives a tax deduction in the same amount. The grants are valued as of the grant date for accounting purposes in accordance with FASB Accounting Standards Codification 718 ("ASC 718").

        Our Committee made new restricted share grants to our named executive officers in March 2012 in the same general ratio of 75% of the shares as performance-based restricted shares and 25% as time-based restricted shares.

Other Pay Elements

General Employee Benefits

        Our Committee provides our executives, and all of our employees, with a benefits program which includes health, dental, disability and life insurance as well as a 401k savings plan with a Company match. This basic yet comprehensive approach provides our named executive officers with a broad umbrella of coverage.

Employment Agreements

        Our Company has entered into employment agreements with all of our named executive officers. The agreements may provide for compensation and benefits such as:

  •
  Base salary,

  •
  Annual and long-term incentive opportunities,

  •
  Benefits that are provided to all of our employees who meet the eligibility requirements,

  •
  Various executive benefits such as a company-provided automobile,

  •
  Severance benefits, and

  •
  Change in control severance protection which may only be triggered upon a change in control and a material change in the terms of employment or responsibilities.

        Our Company currently provides no other special benefits not outlined in the agreements. In January 2011, our Committee amended the agreements to eliminate all excise tax gross-ups for executive benefits. The excise tax gross-up provisions were replaced with a provision that provides that the payments made to an executive officer under the agreement, and any other payments made in connection with the change of control of the Company, will either be capped as necessary to avoid the officer incurring any excess parachute payment excise tax or be paid in full (with the officer paying any excise taxes due), whichever places him in the best after-tax position.

        We believe these employment agreements provide clarity as to the terms and conditions of employment as well as protect the Company's interests through the non-compete provisions. Further, we intend for the change of control benefits to provide some economic stability to our named executive officers to enable them to focus on the performance of their duties without undue concern over their personal circumstances if there is a potential change of control of our Company.

        The employment agreement of each named executive officer is described below.

Employment agreement with Mr. Thomas F. Kirk

        The employment and non-compete agreement between Hanger and Thomas F. Kirk, our President and Chief Executive Officer, as amended and restated dated January 1, 2012, originally provided for the continuation of his employment for a period of five years, which ended January 2, 2007. Presently, the agreement is automatically renewed for successive one-year terms unless terminated by either party.

        The employment agreement entitles Mr. Kirk to certain perquisites that were offered to him to complete his overall annual compensation package. These benefits included:

  •
  Premiums for supplemental long-term disability insurance;

  •
  Premiums for supplemental life insurance equal to two times his salary;

  •
  Eligibility for a Company-provided automobile; and

  •
  Financial and tax planning services.

        Mr. Kirk is a participant in our Supplemental Executive Retirement Plan. Pursuant to the agreement, his benefit under this plan is equal to 85% of his final average base salary based on the three highest years of the last five years of his employment assuming normal retirement age of 65.

        Mr. Kirk's employment agreement contains a severance provision which provides that upon the termination of his employment without cause, Mr. Kirk will receive severance compensation equal to 24 months of his base salary then in effect plus two years of his annual target bonus. Benefits continuation will be provided to Mr. Kirk for eighteen months following his termination. Mr. Kirk's employment agreement further provides that if his employment is terminated within two years after a change in control of the Company and the occurrence of a material diminution of his responsibilities, a reduction of his compensation or benefits, a relocation of his principal site of employment more than 25 miles from his then current location (unless by mutual agreement), or any material breach of his employment agreement by the Company, then within 90 days after the occurrence of any such triggering events, Mr. Kirk may resign and receive a continuation of his benefits for a period of 18 months and severance compensation equal to 24 months of base pay then in effect plus two years of his annual target bonus.

        In the event of his disability or death, Mr. Kirk or his estate will receive a payment equal to two years of base salary and two years of target bonus payments, less any disability payments he would be eligible to receive.

        All restricted shares granted to Mr. Kirk will immediately vest on the date of his termination, if such termination is by reason of his death or disability, termination without cause, retirement upon or after age 65 or following a change in control.

        Mr. Kirk's employment agreement also contains non-compete provisions which provide that upon the termination of his employment, Mr. Kirk will not be able to engage in any business that is competitive with the Company anywhere in the continental United States and will be unable to solicit any of our employees or customers for a period of 24 months from the date of termination.

Employment agreement with Mr. Vinit Asar

        The employment and non-compete agreement between Hanger and Vinit Asar, our President and Chief Operating Officer, as amended and restated January 1, 2012, provides for the continued employment of Mr. Asar unless the employment agreement is terminated by either party pursuant to the terms therein.

        The employment agreement entitles Mr. Asar to certain perquisites that were offered to him to complete his overall annual compensation package. These benefits included:

  •
  Premiums for supplemental life insurance equal to one times his salary; and

  •
  An automobile allowance in the amount of $1,000 per month and the provision of, or reimbursement for, parking of such automobile at our main office.

        Mr. Asar is a participant in our Supplemental Executive Retirement Plan. Pursuant to the agreement, his benefit under this plan is equal to 65% of his final average base salary based on the three highest years of the last five years of his employment assuming normal retirement age of 65.

        The change in control, severance and non-compete provisions of Mr. Asar's agreement are similar to those contained in Mr. McHenry's agreement, except that (i) the change of control provisions relating to a relocation apply only to relocations in excess of fifty miles, (ii) the severance provisions do not contain a severance allowance in the event of Mr. Asar's termination as a result of Disability (as defined in the agreement), and (ii) the non-compete provisions only apply for 18 months following termination of employment.

Employment agreement with Mr. George E. McHenry

        The employment and non-compete agreement between Hanger and George E. McHenry, Executive Vice President and Chief Financial Officer, as amended and restated January 1, 2012, originally provided for the continuation of his employment in those positions for a period of five years, through October 15, 2006. Presently, the agreement is automatically renewed for successive one-year terms unless terminated by either party.

        The employment agreement entitles Mr. McHenry to certain perquisites that have been offered to him to complete his overall annual compensation package. These benefits include:

  •
  Premiums for supplemental long-term disability insurance;

  •
  Premiums for supplemental life insurance equal to two times his salary; and

  •
  A Company-provided automobile.

        Mr. McHenry is a participant in our Supplemental Executive Retirement Plan. Pursuant to the agreement, his benefit under this plan is equal to 75% of his final average base salary based on the three highest years of the last five years of his employment assuming normal retirement age of 65.

        Mr. McHenry's employment agreement contains a severance provision which provides that upon the termination of his employment without cause, Mr. McHenry will receive severance compensation equal to 18 months of his base salary then in effect plus one and one-half years of his annual target bonus plus continuation of his benefits for a period of 18 months. Mr. McHenry's employment agreement further provides that if his employment is terminated within two years after a change in control of the Company and the occurrence of a material diminution of his responsibilities, a reduction of his compensation or benefits, a relocation of his principal site of employment more than 25 miles from his then current location (unless by mutual agreement), or any material breach of his employment agreement by the Company, then within 90 days after the occurrence of any such triggering events, Mr. McHenry may resign and receive a continuation of his benefits for a period of 18 months and severance compensation equal to 18 months of his base pay then in effect plus one and one-half years of his annual target bonus.

        In the event of his disability or death, Mr. McHenry or his estate will receive a payment equal to 18 months of base salary and 18 months of bonus payments, less any disability payments he would be eligible to receive.

        All restricted shares granted to Mr. McHenry will immediately vest on the date of his termination, if such termination is by reason of his death or disability, termination without cause, retirement upon or after age 65 or following a change of control.

        Mr. McHenry's agreement also contains non-compete and non-solicitation provisions that provide that upon the termination of his employment, he will be unable to engage in any business that is competitive with the Company anywhere in the continental United States and he will be unable to solicit any of the Company's employees or customers for a period of two years.

Employment agreement with Mr. Richmond L. Taylor

        The employment and non-compete agreement between Hanger and Richmond L. Taylor, Executive Vice President of the Company and Chief Operating Officer of the Company's patient-care subsidiary, as amended and restated January 1, 2012, was originally for a five-year term which ended April 17, 2008. Presently, the agreement is automatically renewed for successive one-year terms until terminated by either party.

        The employment agreement entitles Mr. Taylor to certain perquisites that have been offered to him to complete his overall annual compensation package. These benefits include:

  •
  Premiums for supplemental long-term disability insurance;

  •
  Premiums for supplemental life insurance equal to two times his salary; and

  •
  A Company-provided automobile.

        Mr. Taylor is a participant in our Supplemental Executive Retirement Plan. Pursuant to the agreement, his benefit under this plan is equal to 80% of his final average base salary based on the three highest years of the last five years of his employment assuming normal retirement age of 65.

        The change in control, severance and non-compete provisions in Mr. Taylor's agreement are generally the same as those contained in Mr. McHenry's employment agreement, except that the non-compete provisions only apply for 18 months following termination of employment.

Employment agreement with Mr. Ronald N. May

        On November 7, 2010, per the terms of his employment agreement with the Company, Ronald N. May provided notice to the Company of his intent to retire as President and Chief Operating Officer of our distribution subsidiary, Southern Prosethetic Supply, Inc., effective November 7, 2011. Accordingly, on November 7, 2011, Mr. May retired. Mr. May had entered into an annually renewing employment agreement with Hanger dated as of October 14, 2004.

        Mr. May received certain perquisites that were offered to him to complete his overall annual compensation package although not contractually required as a provision of his agreement. These benefits included:

  •
  Premiums for supplemental life insurance equal to one times his salary; and

  •
  A Company-provided automobile.

        Mr. May is a participant in our Supplemental Executive Retirement Plan. Pursuant to the agreement, his benefit under this plan is equal to 65% of his final average base salary based on the three highest years of the last five years of his employment assuming normal retirement age of 65. In connection with his retirement, Mr. May will begin to receive benefits under this plan in May 2011.

        The change in control, severance and non-compete provisions in Mr. May's agreement, were generally the same as those contained in Mr. McHenry's employment agreement.

        Please see "Executive Compensation—Termination and Change in Control Provisions" for a discussion of the payments that Mr. May received under his employment agreement and other of the Company's executive compensation programs in connection with his retirement from our Company in November 2011.

Employment agreement with Mr. Thomas C. Hofmeister

        The employment and non-compete agreement, dated May 1, 2007, between Hanger and Thomas C. Hofmeister, our Vice President Finance and Chief Accounting Officer, provides for the continued employment of Mr. Hofmeister unless the employment agreement is terminated by either party pursuant to the terms therein.

        The employment agreement entitles Mr. Hofmeister to certain perquisites that were offered to him to complete his overall annual compensation package. These benefits include an automobile allowance in the amount of $900 per month.

        Mr. Hofmeister's employment agreement contains a severance provision which provides that upon the termination of his employment without cause, Mr. Hofmeister will receive severance compensation in the form of salary continuation equal to 12 months of his base salary then in effect to be paid out in equal installments over the 12 month period following the termination. Mr. Hofmeister's agreement does not contain any change in control provisions.

        Mr. Hofmeister's agreement also contains a non-solicitation provision that provides that upon the termination of his employment, he will be unable to solicit any of the Company's employees for a period of two years. Mr. Hofmeister is not a participant in our Supplemental Executive Retirement Plan.

Retirement benefits

        Each of our named executive officers except for Mr. Hofmeister participates in the Company's nonqualified Supplemental Executive Retirement Plan ("SERP"). This benefit is intended to encourage and reward the long-term commitment of our named executive officers to the Company. In connection with its review of the total compensation package for Mr. Hofmeister, the Compensation Committee determined, based on his position with the Company and compensation survey data for similar positions, not to offer Mr. Hofmeister participation in the SERP.

        The SERP is a nonqualified, unfunded plan that provides retirement benefits for executive officers and key employees of the Company as designated by the Compensation Committee. The plan contains provisions to ensure its compliance with Internal Revenue Code Section 409A. An outline of the plan provisions is included in the narrative following the Pension Benefits table.

        The estimated present value of these benefits at age 65 for each of our named executive officers is shown in the Pension Benefits Table. The projected change (December 2011 versus December 2010) in the present value of this benefit is shown in the Summary Compensation Table.

Other Compensation-Related Policies

Securities Trading Policy

        Our Company has a policy that executive officers and directors may not purchase or sell our stock when they may be in possession of nonpublic material information. In addition, this policy provides that no director or officer may sell short or engage in transactions in put or call options relating to our securities.

Stock Ownership Guidelines

        Our Committee adopted formal stock ownership guidelines for the named executive officers and other key senior managers at the end of 2007. These guidelines require the executives to hold a multiple of their base salary in company shares. The Chairman and the CEO are required to hold five times their base salary; the other named executive officers are required to hold three times their base salary. Individuals who are within five years of normal retirement age may reduce their holdings to 50% of the requirement in order to diversify their holdings.

        All of the named executive officers currently serving as officers of our Company, except Mr. Hofmeister, presently meet these requirements. This is the first year in which Mr. Hofmeister was a named executive officer. Compliance will continue to be monitored on an annual basis.

Compensation Recovery Policy

        Our Committee has instituted a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer if such executive engages in activities that caused or partially caused a restatement of financial results. If circumstances warrant, we will seek to require an executive officer to reimburse the Company for certain portions of the executive officer's compensation for the relevant period, as provided by law.

Impact of Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code provides that publicly-held companies may not deduct, in any taxable year, compensation in excess of $1 million paid to the CEO and the four other most highly compensated executive officers of the Company (other than the Chief Financial Officer) which is not "performance-based" as defined in that section. Previous measures taken ensure that whenever possible the performance-based compensation paid to our named executive officers is deductible under Section 162(m). However, our Committee retains the authority to exercise discretion in payments made to our named executive officers which under some circumstances may result in compensation not being deductible.

        Our Committee considers the impact of other tax provisions, such as Internal Revenue Code Section 409A's restrictions on deferred compensation, and attempts to structure compensation in a tax-efficient manner for both the named executive officers and for our Company.

        In adopting various executive compensation plans and packages as well as in making certain executive compensation decisions, particularly with respect to grants of equity-based long-term incentive awards, our Committee considers the accounting treatment and the anticipated financial statement impact of such decisions, as well as the anticipated dilutive impact to our stockholders.

Compensation Committee Report

        The Compensation Committee of the board of directors has reviewed and discussed the above Compensation Discussion & Analysis with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion & Analysis be included in the Company's proxy statement and incorporated by reference into our Annual Report on Form 10 K for the year ended December 31, 2011.

Eric Green (Chair) Thomas P. Cooper, M.D. Peter Neff

 EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

        The following table sets forth for each of the named executive officers: (i) the dollar value of base salary and bonus earned during the year indicated; (ii) the grant date fair value of stock and option awards granted in the years indicated; (iii) the dollar value of awards granted during the year under non-equity incentive plans; (iv) the change in the actuarial present value of the accumulated pension benefit during the year; (v) all other compensation for the year; and, finally, (vi) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and NQDC Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Thomas F. Kirk	2011	$636,364	$1,846,363	$371,449	$481,809	$44,832	$3,380,817
Chief Executive Officer	2010	$619,398	$2,128,650	$559,540	$1,440,335	$39,532	$4,787,455
of the Company	2009	$605,000	0	$575,909	$1,335,249	$19,081	$2,535,239
Vinit Asar	2011	$375,801	$415,431	$155,781	$100,762	$68,973	$1,116,748
President and Chief	2010	$349,007	$425,730	$197,080	$57,473	$280,708	$1,309,998
Operating Officer of the
Company
George E. McHenry	2011	$328,447	$369,278	$116,786	$348,557	$18,976	$1,182,044
Executive Vice President and	2010	$320,445	$468,303	$172,981	$273,465	$29,692	$1,264,886
Chief Financial Officer of the	2009	$313,250	0	$185,193	$217,286	$13,161	$728,890
Company
Richmond L. Taylor	2011	$409,981	$415,431	$184,002	$699,308	$25,717	$1,734,439
Executive Vice President of	2010	$399,614	$489,590	$258,865	$579,276	$17,986	$1,745,331
the Company and Chief	2009	$390,600	0	$278,864	$479,079	$13,587	$1,162,130
Operating Officer of Hanger
Prosthetics & Orthotics, Inc.
and HPO, Inc.
Ronald N. May(5)	2011	$263,216	0	$78,813	$461,076	$11,508	$814,613
Retired President and	2010	$283,638	$319,298	$145,284	$440,745	$3,466	$1,192,431
Chief Operating Officer of	2009	$280,000	0	$135,916	$344,519	$9,904	$770,339
Southern Prosthetic
Supply, Inc.
Thomas C. Hofmeister	2011	$255,213	$127,841	$69,300	0	$14,305	$466,659
Vice President—Finance
and Chief Accounting
Officer of the Company

(1)
All shares of restricted stock vest 25% per year, commencing one year after the date of issuance. The amount reported in this column represents the aggregate grant date fair value of all awards granted during each calendar year as calculated in accordance with ASC 718. For 2011, the executives received 84.62% of shares subject to the award; see "Grants of Plan-Based Awards."

(2)
The annual incentive awards for 2011 were based on 2011 performance and paid on March 14, 2012.

(3)
The above amounts represent the change in actuarial present value of the accumulated pension benefit for each named executive officer under the Supplemental Executive Retirement Plan (SERP). Details of the SERP are described after the Pension Benefits table below and in the Compensation Discussion and Analysis section.

(4)
For Mr. Kirk, this total includes: tax preparation reimbursement ($6,296), premiums for additional life and disability insurance ($34,126), and Company contributions to the Company's defined contribution plan ($4,410). For Mr. Asar, this total includes: premiums for additional life and disability insurance ($4,569), relocation and housing related expenses ($50,000), Company contributions to the Company's defined contribution plan ($4,410), and non-business related automobile expenses ($8,940). For Messrs. McHenry, Taylor, May and Hofmeister, these totals are for: non-business related automobile expenses, premiums for additional life insurance, and/or Company contributions to the Company's defined contribution plan.

(5)
Mr. May retired as an employee of the Company on November 7, 2011. He announced in 2010 his intention to retire in 2011, and thus did not receive a stock award.

 GRANTS OF PLAN-BASED AWARDS

        The following table sets forth information regarding all incentive plan awards that were granted to the named executive officers during 2011, including incentive plan awards (equity based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. Non-equity incentive plan awards are awards that are not subject to FASB Accounting Standards Codification 718 ("ASC 718") and are intended to serve as an incentive for performance to occur over a specified period.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Full Grant Date Fair Value of Stock or Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas F. Kirk	03/25/2011							20,000	$521,800
Thomas F. Kirk	03/25/2011				0	60,000	72,000		$1,565,400
Thomas F. Kirk	01/01/2011	$0	$509,640	$1,019,280
Vinit Asar	03/25/2011							4,500	$117,405
Vinit Asar	03/25/2011				0	13,500	16,200		$352,215
Vinit Asar	01/01/2011	$0	$201,048	$402,096
George E. McHenry	03/25/2011							4,000	$104,360
George E. McHenry	03/25/2011				0	12,000	14,400		$313,080
George E. McHenry	01/01/2011	$0	$164,385	$328,770
Richmond L. Taylor	03/25/2011							4,500	$117,405
Richmond L. Taylor	03/25/2011				0	12,000	16,200		$352,215
Richmond L. Taylor	01/01/2011	$0	$246,240	$492,480
Ronald N. May(4)	01/01/2011	$0	$123,145	$246,290
Thomas C. Hofmeister	03/25/2011							4,900	$127,841
Thomas C. Hofmeister	01/01/2011	$0	$89,442	$178,884

(1)
Terms of compensation under the Non-Equity Incentive Plan are discussed in detail in the Compensation Discussion and Analysis section.

(2)
The time-based restricted stock detailed above was awarded on March 25, 2011. The share price at time of award was $26.09. All shares of restricted stock vest 25% per year, commencing one year after the date of issuance.

(3)
The restricted stock detailed above is awarded as performance-based shares. This restricted stock was awarded on March 25, 2011 and vests 25% per year, commencing one year after the date of issuance, assuming the pro forma performance goal is achieved. Release of the restrictions on this award was subject to achieving pro forma earnings per share (EPS) targets for the performance period of January 1, 2011 through December 31, 2011 per the schedule below. Results in between Threshold and Target, and between Target and Maximum will use straight line calculations for payouts:

EPS Result (Q1 2011 through Q4 2011)	Percent of Performance Shares Released
$1.52	0%
$1.65	100%
$1.75	120%
(4)
Mr. May retired as an employee of the Company on November 7, 2011. Mr. May did not receive a restricted stock award for 2011, and his bonus payment was prorated, to account for his November 7, 2011 retirement.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2011, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option, and the number and market value of shares of restricted stock that have not vested.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas F. Kirk	100,000			$13.50	01/01/2013
Thomas F. Kirk	100,000			$15.67	01/01/2014
Thomas F. Kirk	100,000			$8.08	01/02/2015
Thomas F. Kirk(1)						20,000	$373,800
Thomas F. Kirk(2)						50,769	$948,873
Thomas F. Kirk(3)						18,750	$350,438
Thomas F. Kirk(4)						67,500	$1,261,575
Thomas F. Kirk(5)						7,838	$146,492
Thomas F. Kirk(6)						19,095	$356,886
Vinit Asar(1)						4,500	$84,105
Vinit Asar(2)						11,423	$213,496
Vinit Asar(3)						3,750	$70,088
Vinit Asar(4)						13,500	$252,315
Vinit Asar(7)						6,650	$124,289
Vinit Asar(8)						4,020	$75,134
George E. McHenry	17,919			$16.74	10/14/2012
George E. McHenry	57,081			$16.74	10/14/2012
George E. McHenry	40,000			$13.80	07/31/2013
George E. McHenry(1)						4,000	$74,760
George E. McHenry(2)						10,154	$189,778
George E. McHenry(3)						4,125	$77,096
George E. McHenry(4)						14,850	$277,547
George E. McHenry(5)						1,650	$30,839
George E. McHenry(6)						4,020	$75,134
Richmond L. Taylor(1)						4,500	$84,105
Richmond L. Taylor(2)						11,423	$213,496
Richmond L. Taylor(3)						4,313	$80,610
Richmond L. Taylor(4)						15,525	$290,162
Richmond L. Taylor(5)						1,815	$33,922
Richmond L. Taylor(6)						4,422	$82,647
Ronald N. May(10)						—	—
Thomas C. Hofmeister(1)						4,900	$91,581
Thomas C. Hofmeister(3)						5,250	$98,123
Thomas C. Hofmeister(5)						1,500	$28,035

(1)
These time-based Restricted Stock Awards were granted on March 25, 2011 and vest 25% annually.

(2)
These performance-based Restricted Stock Awards (conditions discussed in the Compensation Discussion and Analysis section of this proxy statement) were granted on March 25, 2011 and vest 25% annually as the performance goal was achieved as of December 31, 2011.

(3)
These time-based Restricted Stock Awards were granted on March 30, 2010 and vest 25% annually.

(4)
These performance-based Restricted Stock Awards were granted on March 30, 2010 and vest 25% annually as the performance goal was achieved as of December 31, 2010.

(5)
These time-based Restricted Stock Awards were granted on November 13, 2008 and vest 25% annually.

(6)
These performance-based Restricted Stock Awards were granted on November 13, 2008 and vest 25% annually as the performance goal was achieved as of September 30, 2009.

(7)
These time-based Restricted Stock Awards were granted on December 28, 2008 and vest 25% annually.

(8)
These performance-based Restricted Stock Awards were granted on December 28, 2008 and vest 25% annually as the performance goal was achieved as of September 30, 2009.

(9)
The market value of stock reported was computed by multiplying the closing market price of the stock on December 30, 2011 ($18.69) by the number of unvested restricted shares of stock.

(10)
Mr. May retired as an employee of the Company on November 7, 2011

OPTION EXERCISES AND STOCK VESTED

        The following table sets forth information regarding stock options exercised and restricted stock vested during 2011 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Thomas F. Kirk	350,000	$3,692,500	85,682	$1,739,524
Vinit Asar			16,420	$344,686
George E. McHenry	26,000	$534,455	21,995	$440,009
Richmond L. Taylor			24,099	$479,667
Ronald N. May			28,943	$500,720
Thomas C. Hofmeister			7,000	$138,400

(1)
The value realized on exercise of options during 2011 was calculated by multiplying the number of options exercised by the difference between the market price of our common stock on the exercise date and the exercise price of the options (market price on the date of grant).

(2)
The value of restricted shares was calculated by multiplying the number of shares vesting by the market price on the date of vesting.

 PENSION BENEFITS

        The following table sets forth the actuarial present value of each named executive officer's accumulated benefit under our defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the Company's audited financial statements for the year ended December 31, 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas F. Kirk	SERP	6.74	$6,137,456	$0
Vinit Asar	SERP	3	$194,267	$0
George E. McHenry	SERP	8	$1,316,113	$0
Richmond L. Taylor	SERP	8	$2,907,877	$0
Ronald N. May(1)	SERP	7.76	$2,096,931	$0
Thomas C. Hofmeister	—	—	—	—

(1)
Mr. May retired on November 7, 2011 and will begin receiving payment under the terms of the SERP in May 2012.

        The Supplemental Executive Retirement Plan (SERP) is a nonqualified, unfunded plan that provides retirement benefits for executive officers; it contains provisions to ensure its compliance with Internal Revenue Code Section 409A.

        Benefits accrue pro rata over the number of years (not to exceed 20) from a participant's initial coverage by the SERP until the participant reaches the age of 65. The SERP was implemented in January 2004; credited service for the benefit accrual started at that time.

        The SERP benefit is determined by the benefit percentage assigned by the Compensation Committee to an executive and is not primarily determined on the basis of average base compensation and years of service. The current benefit percentage for each named executive officer is: Thomas Kirk—85%; Vinit Asar—65%; George McHenry—75%; Richmond Taylor—80%; Ronald May—65%. Mr. Hofmeister is not a participant in the SERP.

        Vesting is at the rate of 20% per year of employment with the Company. All named executive officers who are participants in the plan except Mr. Asar are fully vested.

        The present value of the accumulated benefit was determined using the following assumptions, which are the same as used for financial reporting, except where noted:

  •
  Measurement date: 12/31/2011 (12/31/10 for amounts calculated to determine year-over-year increase in actuarial present values)

  •
  Fiscal year end: 12/31/2011

  •
  Discount rate: 3.90% (4.75% for present values calculated as of 12/31/2010)

  •
  Mortality table (pre-retirement): None*

  •
  Mortality table (post-retirement): Not applicable

  •
  Normal retirement age for SERP: Age 65

  •
  Withdrawal rates: None*

  •
  Retirement rates: None prior to normal retirement age, 100% at normal retirement date*

  •
  Accumulated benefit is calculated based on retirement percentage, credited service and pay as of the respective measurement dates.

  •
  Present value is the present value of 15 years certain annuity payable at normal retirement date.

*
Assumes executive will not terminate, become disabled, die or retire prior to normal retirement age.

        The SERP benefit, once calculated, is paid out annually for a 15 year period, commencing after a participant's retirement at age 65 from the Company, with no social security reduction or other offset. Upon the death of a participant, any unpaid vested benefits will be paid to the designated beneficiary of the participant. If a participant retires from the Company before reaching the age of 65, then the benefits of such participant under the SERP will be subject to a reduction for early commencement.

        Upon the occurrence of a change in control of the Company, as defined in the SERP, all actively employed participants will be deemed to be 100% vested and the vested, accrued benefit will be funded via a Rabbi Trust in an amount equal to the present value of the accrued benefits. Periodic payments may be made to the trust so the trust's assets continue to equal the present value of the accrued benefits. The trust is subject to the Company's creditors' claims in the event of the Company's insolvency. Alternatively, the Company may, in its discretion, pay the present value of the SERP in a lump sum following a change in control.

 TERMINATION AND CHANGE OF CONTROL PROVISIONS

        The following tables set forth potential payments upon any termination of employment, including resignation, other types of separation or retirement of the named executive officer or change in control of the Company, assuming the triggering event took place on December 30, 2011 (i.e., the last business day of the Company's last completed fiscal year) and the price per share of the Company's common stock was $18.69, which was the closing market price as of that date. To the extent that the form and amount of any payment or benefit that would be provided in connection with any triggering event is fully disclosed in the foregoing Pension Benefits table, footnote reference is made to that disclosure. All of the options held by each of the named executive officers were exercisable as of December 31, 2011. Therefore, they may be exercised at any time and are thus not triggered by a termination event and are not included in the termination scenarios. Details of any current options held by our named executive officers are shown in the Outstanding Equity Awards at Fiscal Year End table.

        As discussed in our Compensation Discussion and Analysis section, our Company has entered into employment and non-compete agreements with each of our named executive officers. The agreements provide for compensation and benefits in the termination and change in control scenarios discussed in the tables below.

        Although the employment and non-complete agreements with our named executive officers (with the exception of Mr. Hofmeister) included excise tax gross-up provisions that were in effect on December 30, 2011, these agreements were amended in January 2012 to eliminate the excise tax gross-up provisions. Accordingly, the tables are presented as if the excise tax gross-up provisions within these agreements were not in effect as of December 30, 2011 to be consistent with the current status of these agreements and to reflect the fact that the named executive officers will not be entitled to such tax gross-ups in the event of any future termination or change in control event.

        We do not provide tabular analysis for Mr. May in this section because he retired as an executive officer of our company effective November 7, 2011, which is also discussed above under "Compensation Discussion & Analysis—Other Pay Elements—Employment Agreement with Mr. Ronald N. May." However, we do discuss below the actual payments that he received from the Company in connection with his November 2011 retirement.

Thomas F. Kirk

	Voluntary Termination & Involuntary Termination For Cause	Retirement	Involuntary Termination Without Cause or Change in Conditions	Change in Control	Death	Disability
Death Benefit (including life insurance)(1)	$0	$0	$0	$0	$3,567,480	$0
Severance Payments(2)	$0	$0	$2,293,380	$2,293,380	$0	$1,117,380
Restricted Stock (Unvested and Accelerated)(3)	$0	$3,438,064	$3,438,064	$3,438,064	$3,438,064	$3,438,064
SERP Benefit(4)	$0	$0	$0	$0	$0	$0
Benefits Continuation(5)	$0	$0	$86,390	$86,390	$0	$0
Outplacement(6)	$0	$0	$50,000	$50,000	$0	$0

(1)
The death benefit includes a payment equal to two times base salary and target bonus (funded by key man life insurance) and a supplemental life insurance benefit equal to two times base salary. Mr. Kirk is also eligible for the Company's standard life insurance.

(2)
The severance benefit is equal to two times base salary and target bonus. In the event of permanent and total disability, this severance benefit is offset by disability insurance coverage.

(3)
This calculation is based on the accelerated vesting of all earned but unvested restricted shares of stock, as shown on the Outstanding Equity Awards at Fiscal Year-End table.

(4)
This amount reflects the present value of the additional benefit which would accrue based on providing additional credited service for the duration of any severance period. This is addition to the present value of the SERP benefit as of December 31, 2011 as shown in the Pension Benefits table. Mr. Kirk receives no additional benefit because he has already obtained the maximum number of years of service.

(5)
This amount represents the cost of providing the continuation of certain benefits (e.g., health insurance, life and disability insurance, financial planning).

(6)
Assumed value for providing outplacement services following a termination.

Vinit Asar

	Voluntary Termination & Involuntary Termination For Cause	Retirement	Involuntary Termination Without Cause or Change in Conditions	Change in Control	Death	Disability
Death Benefit (including life insurance)(1)	$0	$0	$0	$0	$1,826,000	$0
Severance Payments(2)	$0	$0	$996,000	$996,000	$0	$510,000
Restricted Stock (Unvested and Accelerated)(3)	$0	$819,427	$819,427	$819,427	$819,427	$819,427
SERP Benefit(4)	$0	$0	$139,150	$139,150	$0	$0
Benefits Continuation(5)	$0	$0	$59,417	$59,417	$0	$0
Outplacement(6)	$0	$0	$50,000	$50,000	$0	$0

(1)
The death benefit includes a payment equal to 1.5 times base salary and target bonus (funded by key man life insurance) and a supplemental life insurance benefit equal to two times base salary. Mr. Asar is also eligible for the Company's standard life insurance.

(2)
The severance benefit is equal to 1.5 times base salary and target bonus. In the event of permanent and total disability, this severance benefit is offset by disability insurance coverage.

(3)
This calculation is based on the accelerated vesting of all earned but unvested restricted shares of stock, as shown on the Outstanding Equity Awards at Fiscal Year-End table.

(4)
This amount reflects the present value of the additional benefit which would accrue based on providing additional credited service for the duration of any severance period. This is in addition to the present value of the SERP benefit as of December 31, 2011 as shown in the Pension Benefits table.

(5)
This amount represents the cost of providing the continuation of certain benefits (e.g., health insurance, life and disability insurance, financial planning).

(6)
Assumed value for providing outplacement services following a termination.

George E. McHenry

	Voluntary Termination & Involuntary Termination For Cause	Retirement	Involuntary Termination Without Cause or Change in Conditions	Change in Control	Death	Disability
Death Benefit (including life insurance)(1)	$0	$0	$0	$0	$1,397,268	$0
Severance Payments(2)	$0	$0	$739,730	$739,730	$0	$306,380
Restricted Stock (Unvested and Accelerated)(3)	$0	$725,154	$725,154	$725,154	$725,154	$725,154
SERP Benefit(4)	$0	$0	$412,237	$412,237	$0	$0
Benefits Continuation(5)	$0	$0	$53,970	$53,970	$0	$0
Outplacement(6)	$0	$0	$50,000	$50,000	$0	$0

(1)
The death benefit includes a payment equal to 1.5 times base salary and target bonus (funded by key man life insurance) and a supplemental life insurance benefit equal to two times base salary. Mr. McHenry is also eligible for the Company's standard life insurance.

(2)
The severance benefit is equal to 1.5 times base salary and target bonus. In the event of permanent and total disability, this severance benefit is offset by disability insurance coverage.

(3)
This calculation is based on the accelerated vesting of all earned but unvested restricted shares of stock, as shown on the Outstanding Equity Awards at Fiscal Year-End table.

(4)
This amount reflects the present value of the additional benefit which would accrue based on providing additional credited service for the duration of any severance period. This is in addition to the present value of the SERP benefit as of December 31, 2011 as shown in the Pension Benefits table.

(5)
This amount represents the cost of providing the continuation of certain benefits (e.g., health insurance, life and disability insurance, financial planning).

(6)
Assumed value for providing outplacement services following a termination.

Richmond L. Taylor

	Voluntary Termination & Involuntary Termination For Cause	Retirement	Involuntary Termination Without Cause or Change in Conditions	Change in Control	Death	Disability
Death Benefit (including life insurance)(1)	$0	$0	$0	$0	$1,805,760	$0
Severance Payments(2)	$0	$0	$984,960	$984,960	$0	$408,960
Restricted Stock (Unvested and Accelerated)(3)	$0	$784,942	$784,942	$784,942	$784,942	$784,942
SERP Benefit(4)	$0	$0	$786,533	$786,533	$0	$0
Benefits Continuation(5)	$0	$0	$64,082	$64,082	$0	$0
Outplacement(6)	$0	$0	$50,000	$50,000	$0	$0

(1)
The death benefit includes a payment equal to 1.5 times base salary and target bonus (funded by key man life insurance) and a supplemental life insurance benefit equal to two times base salary. Mr. Taylor is also eligible for the Company's standard life insurance.

(2)
The severance benefit is equal to 1.5 times base salary and target bonus. In the event of permanent and total disability, this severance benefit is offset by disability insurance coverage.

(3)
This calculation is based on the accelerated vesting of all earned but unvested restricted shares of stock, as shown on the Outstanding Equity Awards at Fiscal Year-End table.

(4)
This amount reflects the present value of the additional benefit which would accrue based on providing additional credited service for the duration of any severance period. This is in addition to the present value of the SERP benefit as of December 31, 2011 as shown in the Pension Benefits table.

(5)
This amount represents the cost of providing the continuation of certain benefits (e.g., health insurance, life and disability insurance, financial planning).

(6)
Assumed value for providing outplacement services following a termination.

Thomas C. Hofmeister

	Voluntary Termination & Involuntary Termination For Cause	Retirement	Involuntary Termination Without Cause or Change in Conditions	Change in Control	Death	Disability
Death Benefit (including life insurance)(1)	$0	$0	$0	$0	$0	$0
Severance Payments(2)	$0	$0	$255,549	$0	$0	$0
Restricted Stock (Unvested and Accelerated)(3)	$0	$0	$55,603	$217,739	$217,739	$217,739
SERP Benefit(4)	$0	$0	$0	$0	$0	$0
Benefits Continuation(5)	$0	$0	$0	$0	$0	$0
Outplacement(6)	$0	$0	$0	$0	$0	$0

(1)
The death benefit includes a payment equal to 1.5 times base salary and target bonus (funded by key man life insurance) and a supplemental life insurance benefit equal to two times base salary. Mr. Hofmeister is also eligible for the Company's standard life insurance.

(2)
The severance benefit is equal to 1.5 times base salary and target bonus. In the event of permanent and total disability, this severance benefit is offset by disability insurance coverage.

(3)
This calculation is based on the accelerated vesting of all earned but unvested restricted shares of stock, as shown on the Outstanding Equity Awards at Fiscal Year-End table.

(4)
Mr. Hofmeister is not a participant in the SERP.

(5)
This amount represents the cost of providing the continuation of certain benefits (e.g., health insurance, life and disability insurance, financial planning).

(6)
Assumed value for providing outplacement services following a termination.

Ronald M. May Retirement

        On November 7, 2011, after more than 33 years of service, Ronald M. May retired as an employee of our Company. Accordingly, he became eligible for the normal retirement benefits we provide to our executive officers, including benefits under the SERP. The restriction period applicable to all outstanding awards of restricted stock granted to Mr. May lapsed at the time of his retirement. The fair market value of these restricted shares is reflected in the Option Exercises and Stock Vested Table. Mr. May also received a pro rata incentive payment pursuant to the terms of our annual incentive program in the amount of $78,813 based on time served in 2011 and the performance measures results.

COMPENSATION RISK ASSESSMENT

        We monitor and assess periodically our enterprise risks, including risks from our compensation policies and practices for our employees. Based on our periodic assessments, we believe that risks arising from our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on our Company. We believe our compensation policies and practices provide an appropriate balance between short-term and long-term incentives, encourage our employees to produce superior results for our company without having to take excessive or inappropriate risks to do so, and continue to serve the best interests of our Company and our stockholders.

 DIRECTOR COMPENSATION

        The compensation structure for 2011 for non-employee directors included the following:

  •
  An annual cash retainer of $30,000 paid in four equal installments. Each director has the option to choose to receive the retainer in the form of shares of restricted stock granted under the 2010 Omnibus Incentive Plan. If the director chooses to receive the restricted stock in lieu of cash payments, then the value of the restricted stock received is 110% of the cash retainer value. These shares of restricted stock have a 3-year vesting cycle (1/3 per year).

  •
  An annual grant of 6,500 shares of restricted stock. These shares have a 3-year vesting cycle (1/3 per year).

  •
  A $1,500 honorarium for meetings of our Board of Directors attended in person, a $1,000 honorarium for meetings of our Board of Directors attended via conference call and a $1,000 honorarium for any Committee meeting, whether attended in person or via conference call.

  •
  A $15,000 cash retainer for the chairpersons of the Audit and Compensation Committees and a $10,000 cash retainer for the chairpersons of the Corporate Governance & Nominating and Quality & Technology Committees, paid at the same time as the first installment of the annual cash retainer.

  •
  A substantial target for stock ownership by each director, in a pre-determined timeframe, has been established. Each director is expected to own $150,000 of Hanger stock within five years of joining our Board of Directors.

  •
  Each non-employee director may choose to defer all or a portion of his or her annual restricted stock grant. At the time of deferral, the deferring director may elect to have the deferred restricted stock delivered to the director in the form of shares of common stock either on or about the fifth anniversary of the annual meeting date for the year of issuance of the restricted stock, or on or about January 15th of the year following the calendar year in the director's service as a director terminates.

        The non-employee Chairman of the Board (Mr. Sabel) received an additional $30,000 cash retainer, and the Lead Director (Dr. Cooper) received an additional $10,000 cash retainer.

        The following table sets forth information regarding the compensation received by each of our Company's non-employee directors for their services as a director during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Thomas P. Cooper	$64,500	$200,179	—	$264,679
Cynthia L. Feldmann	$47,000	$167,180	—	$214,180
Eric A. Green	$34,000	$200,179	—	$234,179
Stephen E. Hare	$12,000	$200,179	—	$212,179
Isaac Kaufman	$31,000	$200,179	—	$231,179
Peter Neff	$15,500	$200,179	—	$215,679
Bennett Rosenthal(4)	$37,500	$167,180	—	$204,680
Ivan R. Sabel	$50,000	$200,179	—	$250,179
Patricia B. Shrader(5)	—	—	—	—

(1)
Amounts shown include all fees earned for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(2)
Amounts shown include the value of any annual cash retainer that has been converted into restricted shares, which value is 110% of the $30,000 cash retainer fee. The restricted shares had a grant date fair value of $25.72 based on the May 17, 2011 closing price of our common stock, which applies to both the annual grant of 6,500 shares of restricted stock as well as the shares, if any, granted in lieu of a cash retainer. The amount reported in this column represents the aggregate grant date fair value of all restricted stock awards granted to each director during the 2011 calendar year as calculated in accordance with ASC 718.

        Aggregate number of unvested restricted shares as of December 31, 2011 for each non-employee director in office as of such date is as follows:

Name	Aggregate Number of Unvested Restricted Shares as of 12/31/2011
Thomas P. Cooper	16,950
Cynthia L. Feldmann	15,001
Eric A. Green	18,255
Stephen Hare	14,636
Isaac Kaufman	18,255
Peter Neff	18,255
Ivan R. Sabel	13,813
Patricia B. Shrader	—
(3)
No stock options were awarded to any directors during the 2011 calendar year. The aggregate number of option awards outstanding as of December 31, 2011 for each non-employee director in office as of such date is as follows:

Name	Aggregate Number of Option Awards Outstanding as of 12/31/2011
Thomas P. Cooper	—
Cynthia L. Feldmann	9,404
Eric A. Green	18,855
Stephen Hare	—
Isaac Kaufman	—
Peter Neff	—
Ivan R. Sabel	—
Patricia B. Shrader	—
(4)
Mr. Rosenthal resigned as a director on December 19, 2011.

(5)
Ms. Shrader became a director on December 19, 2011.

 AUDIT COMMITTEE REPORT

        The Audit Committee (the "Committee") of the our Board of Directors, which currently consists of Isaac Kaufman (Chair), Eric Green and Stephen E. Hare, was formed in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and is governed by its charter, a copy of which is available on our Company's website, www.hanger.com. All the members of the Committee are "independent" under the rules of the SEC and the listing standards of the NYSE, which means that they do not receive any consulting, advisory or other compensatory fee from our Company other than board or committee fees, they are not "affiliated persons" of our Company and they have no relationship to our Company that may interfere with the exercise of their independence from management of our Company. Furthermore, each Committee member is deemed by our Board of Directors to be financially literate and at least one member has accounting or related financial management expertise, as called for by NYSE listing standards. Our Board of Directors has determined that Isaac Kaufman is considered to be an "audit committee financial expert" within the meaning of the rules of the SEC.

        The Committee reviewed and discussed our Company's audited financial statements for the year ended December 31, 2011 with management of our Company. The Committee has also discussed with our Company's independent auditing firm, PricewaterhouseCoopers LLP ("PwC"), the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        In addition, the Committee received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Committee concerning independence, and discussed PwC's independence with PwC.

        Based on the above referenced review and discussions, the Committee recommended to our Board of Directors that the financial statements be included in our Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

        The following describes the Committee's policies and procedures regarding pre-approval of the engagement of our Company's independent auditor to perform audit as well as permissible non-audit services for our Company. For audit services, the independent auditor will provide the Committee with an engagement letter during the second calendar quarter of each year outlining the scope and cost of the audit services proposed to be performed in connection with the audit of the current fiscal year. If agreed to by the Committee, the engagement letter will be formally accepted by the Audit Committee at a Committee meeting held as practicably as possible following receipt of the engagement letter and fee estimate.

        For non-audit services, Company management may submit to the Committee for approval the list of non-audit services that it recommends the Committee allow our Company to engage the independent auditor to provide for the fiscal year. The list of services must be detailed as to the particular service and may not call for broad categorical approvals. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided. The Committee will consider for approval both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

        To ensure prompt handling of unexpected matters, the Committee delegates to its Chairperson the authority to approve the auditor's engagement for non-audit services with fees of up to $50,000, and to amend or modify the list of approved permissible non-audit services and fees of up to $50,000. The Chairperson will report any action taken pursuant to this delegation to the Committee at its next Committee meeting.

        All audit and non-audit services provided to our Company are required to be pre-approved by the Committee. The Chief Financial Officer of our Company will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Committee.

                        Audit Committee of the Board of Directors:

                        Isaac Kaufman, Chair
                        Eric Green
                        Stephen Hare

Audit and Non-Audit Fees

Audit Fees

        The aggregate fees billed by PwC for each of the last two fiscal years for professional services rendered for audit services totaled $1,506,631 in 2011 and $1,430,000 in 2010, including fees associated with the audit of our Company's annual financial statements, the audit of our Company's internal control over financial reporting and the review of financial statements included in our Company's Quarterly Reports on Form 10-Q. In addition, 2011 and 2010 fees included procedures performed related to supplementary information, and the 2010 fees included review of a SEC comment letter.

Audit Related Fees

        The aggregate fees billed by PwC for each of the last two fiscal years for assurance and related services reasonably related to the performance of audit or review of our Company's financial statements other than those reported in the foregoing "Audit Fees" subsection were $130,550 in 2011 and $842,296 in 2010. In 2011 and 2010, such fees related to the employee benefit plan audit and certain agreed upon procedures.

Tax Fees

        PwC in each of the last two fiscal years was not engaged to supply any professional services for tax compliance, tax advice and tax planning.

All Other Fees

        PwC was not engaged by our Company in either of the last two fiscal years for any products and services other than those reported in the foregoing subsections.

Attendance at Annual Meeting

        Representatives of PwC are expected to attend the 2012 Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

 PRINCIPAL STOCKHOLDERS

        As of March 15, 2012, Hanger had a total of [                        ] shares of common stock issued and outstanding. The following table sets forth the number of shares of common stock beneficially owned as of March 15, 2012 by: (i) each director and nominee for director of Hanger, (ii) each of the named executive officers; (iii) all directors, nominees and executive officers of Hanger as a group; and (iv) each person known by Hanger to be the beneficial owner of 5% or more of Hanger's common stock.

Directors and Officers:	Number of Shares of Common Stock(1)	Percent of Outstanding Common Stock(1)
Vinit Asar(2)	39,360	*
Thomas P. Cooper, M.D.(3)	22,300	*
Cynthia L. Feldmann(4)	57,733	*
Eric Green(5)	42,441	*
Stephen E. Hare(6)	1,500	*
Thomas C. Hofmeister(7)	4,975	*
Isaac Kaufman(8)	9,405	*
Thomas F. Kirk(9)	754,895	[ ]	%
Ron May(10)	12,848	*
George E. McHenry(11)	135,979	*
Peter J. Neff(12)	2,125	*
Ivan R. Sabel, CPO(13)	92,654	*
Patricia Shrader	0	*
Richmond L. Taylor(14)	35,307	*
All directors, nominees and officers as a group (20 persons)(15)	1,241,137	[ ]	%
5% Stockholders:
The Bank of New York Mellon Corporation(16)	2,921,365	[ ]	%
Blackrock, Inc.(17)	2,551,473	[ ]	%
FMR LLC(18)	4,155,023	[ ]	%

*
Less than 1%

(1)
Assumes in the case of each stockholder listed above that all options exercisable within 60 days and all shares of restricted stock vesting within 60 days were exercised or vested, as applicable, and the related shares were owned by such stockholder. With respect to each company listed above, the amounts represent the number of shares beneficially owned, as disclosed in company reports regarding beneficial ownership filed with the SEC.

(2)
Includes 39,360 shares owned directly by Mr. Asar. Does not include 36,856 shares subject to unvested restricted stock.

(3)
Includes 22,300 shares owned directly by Mr. Cooper. Does not include 3,500 shares subject to unvested restricted stock units and 28,000 shares subject to vested restricted stock units, in both cases that Mr. Cooper has elected to defer. Such deferred restricted stock units will be delivered to Mr. Cooper in the form of whole shares of common stock on or about the fifth anniversary of the annual meeting date set forth on the election form for the year of issuance of the restricted stock units. Does not include 13,450 shares subject to unvested restricted stock.

(4)
Includes 48,329 shares owned directly by Ms. Feldmann, and 9,404 shares subject to exercisable options to purchase shares from our Company. Does not include 15,000 shares subject to unvested restricted stock.

(5)
Includes 23,586 shares owned directly by Mr. Green, and 18,855 shares subject to exercisable options to purchase shares from our Company. Does not include 18,447 shares subject to unvested restricted stock units and 32,993 shares subject to vested restricted stock units, in both cases that Mr. Green has elected to defer. Such deferred restricted stock units will be delivered to Mr. Green in the form of whole shares of common stock either: (i) on or about January 15th of the year following the calendar year in which Mr. Green's service as a director terminates or (ii) on or about the fifth anniversary of the annual meeting date set forth on the election form for the year of issuance of the restricted stock units, as applicable.

(6)
Includes 1,500 shares owned directly by Mr. Hare. Does not include 14,636 shares subject to unvested restricted stock units and 3,426 shares subject to vested restricted stock units, in both cases that Mr. Hare has elected to defer. Such deferred restricted stock units will be delivered to Mr. Hare in the form of whole shares of common stock on or about the fifth anniversary of the annual meeting date set forth on the election form for the year of issuance of the restricted stock units.

(7)
Includes 4,975 shares owned directly by Mr. Hofmeister. Does not include 11,175 shares subject to unvested restricted stock.

(8)
Includes 2,336 shares owned directly by Mr. Kaufman, and 7,069 shares subject to exercisable options to purchase shares from our Company. Does not include 7,783 unvested restricted shares and 43,657 shares (14,091 of which are shares subject to unvested restricted stock units and 29,566 of which are shares subject to vested restricted stock units) that Mr. Kaufman has elected to defer. Such deferred restricted stock units will be delivered to Mr. Kaufman on or about January 15th of the year following the calendar year in which Mr. Kaufman's service as a director terminates.

(9)
Includes 454,895 shares owned directly by Mr. Kirk and his spouse in a joint account, over which Mr. Kirk and his spouse exercise shared voting power, and 300,000 shares subject to exercisable options to purchase shares from our Company. Does not include 143,985 shares subject to unvested restricted stock.

(10)
Includes 12,848 shares owned directly by Mr. May. Mr. May retired from our Company on November 7, 2011. Information in this table regarding Mr. May's holdings is reflective of his holdings as of the date of his retirement.

(11)
Includes 58,479 shares owned directly by Mr. McHenry and 77,500 shares subject to exercisable options to purchase shares from our Company. Does not include 26,476 shares subject to unvested restricted stock.

(12)
Includes 2,125 shares owned directly by Mr. Neff. Does not include 18,255 shares subject to unvested restricted stock units and 10,664 shares subject to vested restricted stock units, in both cases that Mr. Neff has elected to defer. Such deferred restricted stock units will be delivered to Mr. Neff on or about January 15th of the year following the calendar year in which Mr. Neff's service as a director terminates.

(13)
Includes 90,454 shares owned directly by Mr. Sabel, 1,100 shares held in Mr. Sabel's IRA, and 1,100 shares held in his spouse's IRA. Does not include 1,043 shares subject to unvested restricted stock units and 7,480 restricted stock units (of which 4,987 are unvested and 2,493 are vested) that Mr. Sabel has elected to defer. Such deferred restricted stock units will be delivered to Mr. Sabel in the form of whole shares of common stock on or about January 15th of the year following the calendar year in which Mr. Sabel's service as a director terminates.

(14)
Includes 35,307 shares owned directly by Mr. Taylor. Does not include 30,864 shares subject to unvested restricted stock.

(15)
Includes 828,309 shares owned directly or controlled by directors and officers of our Company and a total of 412,828 shares subject to exercisable options held by directors and officers of our Company to purchase shares from our Company. Does not include 556,940 shares subject to unvested restricted stock, or to unvested or deferred restricted stock units, issued to directors and officers of our Company.

(16)
The address of The Bank of New York Mellon Corporation is One Wall Street, 31st Floor, New York, New York 10286. The Bank of New York Mellon Corporation has sole power to vote 2,648,377 of such shares, sole dispositive power over 2,719,320 of such shares and shared dispositive power over 188,845 of such shares.

(17)
The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022. Blackrock has sole voting power and sole dispositive power over all of the shares.

(18)
The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. FMR LLC has sole power to vote 2,191,931 of such shares and sole dispositive power over all of the shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Company's officers and directors, and persons who beneficially own more than 10% of a registered class of our Company's equity securities, to file initial reports of securities ownership on Form 3 and reports of changes in such ownership on Forms 4 and 5 with the SEC. Based solely on a review of the copies of such reports furnished to our Company during the most recently completed fiscal year, we believe that all reports of securities ownership and changes in such ownership required to be filed during 2011 were timely filed with the exception of a late Form 3 filing for an officer relating to his appointment as an executive officer and late Form 4 filings for five officers relating to grants of restricted stock to those officers.

YEAR 2011 STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, proposals of stockholders intended to be presented at and included in the proxy materials for the 2012 Annual Meeting, which presently is expected to be held in May 2013, must be received by the Secretary of our Company, 10910 Domain Drive, Suite 300, Austin, Texas 78758, no later than December 5, 2012, in order for them to be considered for inclusion in the 2012 Proxy Statement.

        In addition, a stockholder desiring to submit a proposal to be voted on at next year's Annual Meeting, including nominating persons for election as directors, but not desiring to have such proposal included in next year's proxy materials relating to that meeting, must submit such proposal in accordance with the requirements set forth in our Company's By-Laws. Among other things, a stockholder must submit a proposal to our Company between January 10, 2013 and February 9, 2013. Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy materials. Further, to comply with the Corporate Governance and Nominating Committee's policy pursuant to which a stockholder who has owned at least 2% of our Company's outstanding shares of Common Stock for at least one year may recommend a director candidate that the Committee will consider when there is a vacancy on our Board of Directors either as a result of a director resignation or an increase in the size of our Board of Directors, a qualifying stockholder must submit such recommendation no later than December 5, 2012.

 OTHER MATTERS

        Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

ANNUAL REPORT

        We are mailing our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2011, with this proxy statement, although the Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.

        We will furnish to any stockholder, without charge, a copy of our 2011 Annual Report on Form 10-K (without exhibits). Requests for our Form 10-K can be made in writing and addressed to Thomas C. Hofmeister via email at thofmeister@hanger.com or via telephone at (512) 777-3610. The Form 10-K can also be viewed or requested on our Internet site (www.hanger.com).

                      By Order of the Board of Directors
                      HANGER ORTHOPEDIC GROUP, INC.

                      George E. McHenry
                      Chief Financial Officer and Secretary

April   , 2012

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/hgr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Signature Signature Date Mark Here for Address Change or Comments SEE REVERSE WO# 18935 Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate title. If shares are held jointly, each holder should sign. OR RESTRICTED AREA - SCAN LINE FOR AGAINST ABSTAIN 3. To approve the amendment to our Certificate of Incorporation changing our name to “Hanger, Inc.” 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2012. FOLD AND DETACH HERE Hanger Orthopedic Group, Inc. In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the meeting. This proxy when properly executed will be voted as directed or, if no direction is given, will be voted FOR all nominees for director in Proposal 1 and FOR Proposals 2, 3 and 4. Nominees: 01 Thomas P. Cooper, M.D. 02 Cynthia L. Feldmann 03 Eric A. Green 04 Stephen E. Hare 05 Isaac Kaufman 1. To Elect Directors THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES AND FOR EACH OF PROPOSALS 2, 3 AND 4. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 06 Thomas F. Kirk 07 Peter J. Neff 08 Ivan R. Sabel, CPO 09 Patricia B. Shrader FOR ALL WITHHOLD FOR ALL *EXCEPTIONS 2. Advisory approval of the compensation of our named executive officers.

PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711 SIGNATURE: DATE: (THIS BOXED AREA DOES NOT PRINT) FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. RESTRICTED AREA - SCAN LINE RESTRICTED AREA - SIGNATURE LINE WO# 18935 PROXY HANGER ORTHOPEDIC GROUP, INC. 10910 Domain Drive, Suite 300 Austin, Texas 78758 This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF STOCKHOLDERS of Hanger Orthopedic Group, Inc. (the “Company”), a Delaware corporation, to be held at the Hyatt Regency Austin, 208 Barton Springs Road, Austin, Texas, on May 10, 2012, 9:00 a.m., local time. The undersigned appoints Ivan R. Sabel and Thomas F. Kirk, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.01 per share, of the Company, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 10, 2012, or at any adjournment or postponement thereof, with all powers the undersigned would have if personally present.

QuickLinks

HANGER ORTHOPEDIC GROUP, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
HANGER ORTHOPEDIC GROUP, INC.
PROXY STATEMENT GENERAL
VOTING SECURITIES
PROPOSAL ONE—ELECTION OF DIRECTORS
PROPOSAL TWO—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL THREE—AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE OUR CORPORATE NAME FROM "HANGER ORTHOPEDIC GROUP, INC." TO "HANGER, INC."
PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION DISCUSSION & ANALYSIS
Compensation Committee Report
EXECUTIVE COMPENSATION SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
TERMINATION AND CHANGE OF CONTROL PROVISIONS
COMPENSATION RISK ASSESSMENT
DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT
PRINCIPAL STOCKHOLDERS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
YEAR 2011 STOCKHOLDER PROPOSALS
OTHER MATTERS
ANNUAL REPORT